UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Tellurian Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 320-9548

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, June 5, 2024

To the Stockholders of Tellurian Inc.:

We will hold an annual meeting of the stockholders of Tellurian Inc. (“Tellurian” or the “Company”), a Delaware corporation, on Wednesday, June 5, 2024, at 8:30 a.m. local time at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002, for the following purposes:

1.	To elect the two nominees identified in the enclosed proxy statement as members of the board of directors of Tellurian (the “Board”), each to hold office for a three-year term expiring at the 2027 annual meeting of stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the enclosed proxy statement; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of record of Tellurian common stock, par value $0.01 per share, or Tellurian Series C convertible preferred stock, par value $0.01 per share, at the close of business on April 22, 2024, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

The Board recommends that you vote (1) “FOR” the election of each individual named as a director nominee in the enclosed proxy statement to the Company’s board of directors for a three-year term; (2) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024; and (3) “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

To ensure your representation at the annual meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person but will help to secure a quorum for the annual meeting and avoid added solicitation costs. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares, and the vote cannot be cast on Proposal 1 or 3 unless you provide instructions to your broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your nominee to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement accompanying this notice for more complete information regarding the annual meeting.

We intend to hold our annual meeting in person. If you are a stockholder of record, meaning your shares are registered directly in your name with Tellurian’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., please bring government-issued photo identification for entrance into the annual meeting. If you are not a stockholder of record but hold your shares as the “beneficial owner” of such shares in “street name” (e.g., in a stock brokerage account or through a bank or other nominee), you must provide proof of beneficial ownership as of the record date, such as your most recent account statement reflecting stock ownership on the record date, April 22, 2024, a copy of the voting instruction card provided by your broker, bank or other nominee, or similar evidence of ownership, together with government-issued photo identification. In addition, (i) stockholders and others who might otherwise attend in person may instead listen to the meeting in real-time by calling toll free 1-877-853-5247 or direct 1-346-248-7799 (meeting identification number: 933 6681 4952) and (ii) those stockholders who have questions that they would like to have answered at the meeting may send those questions to our Corporate Secretary in advance of the meeting at the address set forth in “Information About the Meeting—Assistance.” International dial-in numbers for specific countries and regions are available at https://tellurianinc.zoom.us/u/acGH2OgIxM. Stockholders dialing in to listen to the meeting will not be able to vote their Tellurian shares during the call.

By Order of the Board of Directors,

Meredith S. Mouer, General Counsel and Corporate Secretary
April 25, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 5, 2024

Our notice of annual meeting of stockholders, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT ALL PROXIES YOU RECEIVE. STOCKHOLDERS OF RECORD CAN SUBMIT THEIR PROXIES IN ANY ONE OF THREE WAYS:

●	BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR PROXY CARD TO SUBMIT YOUR PROXY BY PHONE;

●	VIA INTERNET: VISIT THE WEBSITE ON YOUR PROXY CARD TO SUBMIT YOUR PROXY VIA THE INTERNET; OR

●	BY MAIL: MARK, SIGN, DATE, AND MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE METHOD BY WHICH YOU DECIDE TO SUBMIT YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE AT THE ANNUAL MEETING. IF YOU LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MUST FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY THE NOMINEE. IN ADDITION, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE NOMINEE TO BE ABLE TO VOTE IN PERSON AT THE MEETING. YOU MAY BE ABLE TO SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS THE NOMINEE PROVIDES.

i

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Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 320-9548

PROXY STATEMENT

The Tellurian Inc. (“Tellurian” or the “Company”) board of directors (the “Board”) is soliciting the accompanying proxy for use in connection with the annual meeting of stockholders (including any adjournment or postponement thereof, the “Meeting”) to be held on Wednesday, June 5, 2024, at 8:30 a.m. local time at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002.

This proxy statement and the accompanying notice of annual meeting of stockholders, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are being mailed to stockholders on or about April 25, 2024.

INFORMATION ABOUT THE MEETING

Date, Time, and Place

The Meeting will take place at 8:30 a.m. local time, on Wednesday, June 5, 2024, at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002.

If you are a stockholder of record, meaning your shares are registered directly in your name with Tellurian’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., please bring government-issued photo identification for entrance into the Meeting. If you are not a stockholder of record but hold your shares as the “beneficial owner” of such shares in “street name” (e.g., in a stock brokerage account or through a bank or other nominee), you must provide proof of beneficial ownership as of the record date, such as your most recent account statement reflecting stock ownership on the record date, April 22, 2024, a copy of the voting instruction card provided by your broker, bank or other nominee, or similar evidence of ownership, together with government-issued photo identification.

Purpose; Other Matters

At the Meeting, holders of Tellurian shares will be asked to consider and vote upon three proposals. The first proposal will be to elect two directors nominated by the Board, each for a term of three years. The second proposal will be to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024. The third proposal will be to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (sometimes referred to as the “Say-on-Pay Proposal”).

Holders of Tellurian shares may also be asked to consider and vote upon such other matters as may properly come before the Meeting, or any adjournment or postponement of the Meeting. As of the mailing date of this proxy statement, the Board knows of no other matter to be presented at the Meeting. If, however, other matters are properly brought before the Meeting, or any adjournment or postponement of the Meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment with respect to those matters.

Recommendation of the Tellurian Board

The Board has carefully considered each of the matters to be considered at the Meeting. Based on its review, the Board recommends that you vote (i) “FOR” the election of the two directors nominated by the Board for three-year terms, (ii) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024, and (iii) “FOR” the Say-on-Pay Proposal.

Record Date, Outstanding Shares, and Voting Rights

Each holder of record of Tellurian common stock, par value $0.01 per share, or Tellurian Series C convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on April 22, 2024, the record date, is entitled to notice of and to vote at the Meeting. Each such stockholder is entitled to cast one vote for each share of Tellurian common stock or Preferred Stock owned on each matter properly submitted to a vote of stockholders at the Meeting. As set forth in the Company’s Certificate of Designations of Series C Convertible Preferred Stock, the Preferred Stock votes with the Tellurian common stock on all matters presented to the stockholders for their action or consideration. As of the record date, there were 833,208,186 shares of Tellurian common stock and 6,123,782 shares of Preferred Stock issued and outstanding and entitled to vote at the Meeting. The holders of the Preferred Stock and the holders of Tellurian common stock are voting together as a single class on each of the proposals to be considered at the Meeting.

Quorum and Vote Required; “Broker Non-Votes” and Abstentions

Quorum Required

A quorum of Tellurian stockholders is necessary to hold the Meeting. In accordance with the Company’s bylaws, the holders of 33⅓% in voting power of the total number of shares issued and outstanding and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Stockholders are counted as present at the Meeting if they are present in person or have authorized a valid proxy. The presence of holders of at least 279,777,323 shares of Tellurian common stock and Preferred Stock in the aggregate will constitute a quorum. Under the General Corporation Law of the State of Delaware (the “DGCL”), abstentions and “broker non-votes” (described below) are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Meeting. Shares of Tellurian common stock or Preferred Stock held by stockholders who are not present in person or by proxy will not be counted towards a quorum.

Vote Required

The election of each director nominee set forth in Proposal 1 and the approval of Proposals 2 and 3 will require the affirmative vote of the holders of a majority of the votes cast with respect to the relevant matter.

Differences Between Holding Shares as a Stockholder of Record and as a Beneficial Owner; Broker Non-Votes

If your shares are registered directly in your name with Tellurian’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), you are considered the “stockholder of record” of those shares, and the notice of annual meeting of stockholders, proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 have been sent directly to you by Tellurian. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of such shares held in “street name,” and the proxy materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following the instructions for submitting your voting instructions by telephone or on the Internet.

Broker non-votes occur when a nominee holding Tellurian shares for a beneficial owner returns a properly executed or otherwise submitted proxy but has not received voting instructions from the beneficial owner, and such nominee does not possess discretionary authority on one or more proposals with respect to such shares. Brokers are not allowed to exercise their voting discretion with respect to the approval of matters which are considered “non-routine” under applicable rules without specific instructions from the beneficial owner. Proposals 1 and 3 are considered non-routine, and Proposal 2 is considered routine. Accordingly, your broker will not be entitled to vote your shares on Proposal 1 or 3 unless you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement, but your broker will be entitled to vote your shares on Proposal 2 without such instructions.

Abstentions

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Stockholders may abstain with respect to any of the proposals described in this proxy statement by returning a properly executed or otherwise submitted proxy.

Effects of Broker Non-Votes and Abstentions

Pursuant to Delaware law and our bylaws, abstentions are not considered votes cast and, therefore, will not have an effect on the outcome of the vote on Proposal 1, 2, or 3.

Broker non-votes are not considered votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 1 or 3. Because Proposal 2 is considered a routine matter and brokers will be entitled to vote your shares in their discretion if no voting instructions are timely received, there will be no broker non-votes with respect to that proposal.

Voting by Tellurian Directors and Executive Officers

As of the record date, the directors and executive officers of Tellurian beneficially owned and were entitled to vote 24,576,415 shares of Tellurian common stock, which represent approximately 2.9% of the voting power of the Tellurian capital stock, including the Preferred Stock. The directors and executive officers of Tellurian are expected to vote in favor of the election of each director nominee named in Proposal 1 and “FOR” Proposals 2 and 3.

Adjournment and Postponement

Adjournments and postponements of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. The Meeting may be adjourned by the chairman of the Meeting or the vote of a majority of Tellurian shares present in person or represented by proxy at the Meeting, even if less than a quorum.

Voting of Proxies

Voting by Proxy Card

All Tellurian shares entitled to vote and represented by properly executed proxies received prior to the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on the proxy card accompanying this proxy statement. If no direction is given and the proxy is validly executed, the stock represented by the proxy will be voted in favor of the election of each director nominee named in Proposal 1, and “FOR” Proposals 2 and 3. The persons authorized under the proxies will vote upon any other business that may properly come before the Meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Tellurian does not anticipate that any other matters will be raised at the Meeting.

If you are a holder of record, there are two additional ways to submit your proxy:

Submit your proxy by telephone—call toll free 1-800-690-6903.

●	Submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 4, 2024.

●	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions the voice provides you.

Submit your proxy by the Internet—http://www.proxyvote.com.

●	Use the Internet to submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 4, 2024.

●	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to obtain your records and create an electronic ballot.

Submitting your proxy by telephone or Internet authorizes the named proxies to vote your shares at the Meeting or any adjournment or postponement thereof in the same manner as if you had marked, signed and returned your proxy card. The law of Delaware, where Tellurian is incorporated, allows a proxy to be sent electronically, so long as it includes or is accompanied by information that lets the inspector of elections know that it has been authorized by the stockholder.

If your shares are held in street name, your broker, bank or other nominee may provide the option of submitting your voting instructions through the Internet or by telephone instead of by mail. Please check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Voting by Attending the Meeting

Holders of record of Tellurian shares and their authorized proxies may also vote their shares in person at the Meeting. If you attend the Meeting, you may submit your vote in person, and any previous proxies submitted by you will be superseded by the vote that you cast at the Meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Meeting. If you are a holder of record, you may revoke your proxy by:

1.	giving written notice of revocation no later than the commencement of the Meeting to Tellurian’s Corporate Secretary:

●	if before commencement of the Meeting on the date of the Meeting, by personal delivery to Tellurian’s Corporate Secretary at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002; and

●	if delivered before the date of the Meeting, to Tellurian’s Corporate Secretary at Tellurian’s offices, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002;

2.	delivering no later than the commencement of the Meeting a properly executed, later-dated proxy; or

3.	voting in person at the Meeting; however, simply attending the Meeting without voting will not revoke an earlier proxy.

Voting by proxy will in no way limit your right to vote at the Meeting if you later decide to attend in person. If your stock is held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, to be able to vote at the Meeting, and must follow instructions provided to you by your broker, bank or other nominee to revoke or change your vote.

Solicitation of Proxies; Expenses

The entire expense of preparing and mailing this proxy statement and any other soliciting material (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, and solicitors, public relations, transportation, and litigation) will be borne by Tellurian. In addition to the use of the mail, Tellurian or certain of its officers or other employees may solicit proxies by telephone and personal solicitation; however, no additional compensation will be paid to those officers or employees in connection with such solicitation. The Company has retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor – South Tower, Stamford, Connecticut 06902, for a fee of $20,500, plus out-of-pocket expenses, to assist in soliciting proxies in connection with the Meeting. In addition, the Company has retained Broadridge to assist in soliciting proxies in connection with the Meeting and to provide or coordinate specified telephone and Internet voting, mailing, handling, tabulation, and document hosting services. The estimated fees and expenses payable to Broadridge by the Company for these services are approximately $185,000, plus per item charges for each registered or beneficial stockholder vote, per document charges for the hosting services, and reimbursement of Broadridge’s mailing costs and expenses.

Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of Tellurian stock that such institutions hold of record, and the Company will reimburse such institutions for their reasonable out-of-pocket disbursements and expenses.

No Appraisal Rights

There are no appraisal rights pursuant to Section 262 of the DGCL with respect to any of the proposed corporate actions on which the stockholders are being asked to vote.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Meeting, the proposals to be made at the Meeting or how to submit your proxy, or want additional copies of this proxy statement or the enclosed proxy card, please contact either of the following:

Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 Attention: Corporate Secretary Telephone: (832) 320-9548 Facsimile: (832) 962-4055 E-mail: CorpSec@tellurianinc.com

Morrow Sodali LLC

333 Ludlow Street, 5th Floor – South Tower

Stamford, Connecticut 06902

Telephone: (203) 658-9400

Toll Free: (800) 662-5200

Facsimile: (203) 658-9444

E-mail: tell.info@morrowsodali.com

PROPOSAL 1—ELECTION OF DIRECTORS TO THE COMPANY’S BOARD

In accordance with the Company’s certificate of incorporation, two directors are to be elected at the Meeting to hold office for a term of three years, expiring at the 2027 annual meeting of stockholders. The Company’s certificate of incorporation provides for three classes of directors who are to be elected for terms of three years each and until their successors shall have been elected and shall have been duly qualified. Both of the nominees for election at the Meeting, Martin Houston and Jonathan Gross, are currently serving as directors of the Company. Each of Mr. Houston and Mr. Gross has consented to being named in this proxy statement as a nominee for election as a director and will serve as a director if elected.

Under the Company’s bylaws, a director will be elected if he or she receives the affirmative vote of the holders of a majority of the votes cast with respect to an election that is not a contested election. Abstentions and broker non-votes will not be considered votes cast for this purpose and, therefore, will not have an effect on the outcome of the election.

Background Information About the Nominees and Other Directors

The following sets forth certain information about (i) each of the Company’s nominees for election as a director at the Meeting to hold office for a term expiring at the 2027 annual meeting of stockholders and (ii) each director whose term of office continues beyond the Meeting. The information presented includes, with respect to each such person: (a) the year during which he or she first became a director of the Company; (b) his or her other positions with the Company, if any; (c) his or her business experience for at least the past five years; (d) any other director positions held currently or at any time during the past five years with any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended; (e) information regarding involvement in certain legal or administrative proceedings, if applicable; (f) his or her age as of the date of this proxy statement; and (g) the experience, qualifications, attributes, or skills that led to the conclusion that the person should serve as a director for the Company. There are no family relationships among any of Tellurian’s directors or executive officers.

Vote Required for Approval

The election of each director nominee pursuant to this Proposal 1 will require the affirmative vote of the holders of a majority of the votes cast with respect to the election, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote, or vote to “abstain,” it will have no effect on the election of director nominees pursuant to this Proposal 1, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote to elect each of Martin Houston and Jonathan Gross to the Board for a three-year term.

Director Nominees to Hold Office for a Three-Year Term Expiring at the 2027 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Martin J. Houston	Executive Chairman

Mr. Houston (age 66) has served as a director of Tellurian since February 2017, as the Chairman of the Board since December 8, 2023 and as Executive Chairman since February 27, 2024. He co-founded Tellurian in 2016, served as Vice Chairman of the Board of Tellurian from February 2017 to December 8, 2023, and served as a director of Tellurian Investments Inc. (now known as Tellurian Investments LLC (“Tellurian Investments”)) from February 2016 to February 2017. He was also President of Tellurian Investments from February 2016 until August 2016. Immediately prior to Tellurian Investments, Mr. Houston served as Chairman of Parallax Enterprises LLC starting in December 2014. Having spent more than three decades at BG Group plc, a Financial Times Stock Exchange (FTSE) 10 international integrated oil and gas company, Mr. Houston retired in February 2014 as the BG Group plc’s Chief Operating Officer and an executive director, which positions he held beginning in November 2011 and 2009, respectively. He is a former director of the Society of International Gas Tanker and Terminal Operators (SIGTTO), and from 2008 to 2014 he was the vice president for the Americas of GIIGNL, the International Group of Liquefied Natural Gas Importers. From November 2014 to February 2018, Mr. Houston was the international chairman of the Houston-based investment bank Tudor Pickering Holt. From August 2017 to February 2018, he was a senior advisor to Gresham Advisory Partners Limited, an M&A advisory firm based in Sydney, Australia. From 2014 to 2019, he was a non-executive director of Bupa, an unlisted international healthcare insurer and provider, based in the United Kingdom. From October 2019 to December 2022, Mr. Houston served as chairman of the board of directors of EnQuest PLC, an independent petroleum production and development company with operations in the U.K., North Sea and Malaysia. Since October 2018, he has been a non-executive director of Bupa Arabia, a Saudi-listed healthcare insurer and provider. Since November 2023, Mr. Houston has been a non-executive director of Energean plc, a London Stock Exchange- and Tel Aviv Stock Exchange-listed independent exploration and production company focused on developing resources in the Mediterranean Sea. Mr. Houston is also a senior advisory partner and chairman of the global energy group of Moelis & Company (a global independent investment bank), sits on the National Petroleum Council of the United States, and is a nonexecutive director of CC Energy Development (a private oil and gas exploration and production company). Mr. Houston was the first recipient of the CWC LNG Executive of the Year award in 2011 and is a Fellow of the Geological Society of London. In addition, he is on the advisory board of the Center on Global Energy Policy at Columbia University’s School of International Public Affairs (SIPA) in New York and of Radia Inc. Mr. Houston received a bachelor’s degree in Geology from Newcastle University in

Name	Other Positions Held with the Company	Age and Business Experience

England in 1979 and a master’s degree in Petroleum Geology from Imperial College in London in 1983.

Mr. Houston’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the liquefied natural gas (“LNG”) industry. In addition to his industry experience, his qualifications include his leadership skills and long-standing senior management experience in the energy industry.

Jonathan S. Gross	Chair of the Cybersecurity Committee and Member of the Audit Committee

Mr. Gross (age 65) has served as a director of Tellurian since November 2020, and he is an oil and gas consultant. Since June 2009, his company, Jexco LLC, has provided upstream exploration geological, geophysical, and information technology (IT) services to clients with projects in domestic and international basins. Mr. Gross previously served in senior management roles at Energy Partners, Ltd., Kuwait Energy Company, and Cheniere Energy, Inc. (“Cheniere”). While at Cheniere from 1999 to 2008, he was responsible for its exploration program and international LNG sourcing. In addition, from 1999 to 2005, he was responsible for IT, including data management and cybersecurity. Mr. Gross began his career at Amoco Production Company in 1981. From April 2010 to July 2012, Mr. Gross served on the board of directors of Miller Energy Resources, Inc., a publicly traded oil and gas exploration and production company. From March 2014 to September 2018, Mr. Gross served on the board of directors of Cheniere Energy Partners LP Holdings, LLC, a publicly traded subsidiary of Cheniere, where he was a member of the Audit and Conflicts Committees. He received his B.A. in Geophysical Science from the University of Chicago in 1981. He is a member of the Society of Exploration Geophysicists, the Houston Geological Society, and the American Association of Petroleum Geologists, where he is a Certified Geologist. Mr. Gross is a certified director, having earned the NACD.DC credential from the National Association of Corporate Directors (NACD). He also holds the CERT Certificate in Cybersecurity Oversight from NACD and Carnegie Mellon University.

Mr. Gross’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the energy industry, IT, cybersecurity, and his prior board and management experience.

Directors Continuing in Office for a Term Expiring at the 2026 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Jean P. Abiteboul	Member of each of the Audit Committee and Compensation Committee

Mr. Abiteboul (age 72) has served as a director of Tellurian since November 2020, and he is the founder and since August 2017 has been the Chief Executive Officer of JA Energy Consulting. From November 2016 to November 2017, Mr. Abiteboul served as a consultant to Tellurian Services LLC, a subsidiary of Tellurian Investments. Previously, at Cheniere, he served as Senior Vice President – International (February 2006–November 2016), President of Cheniere Marketing Ltd., a wholly owned subsidiary of Cheniere (April 2010–November 2016), and Executive Director of Cheniere LNG Services S.A.R.L., a wholly owned subsidiary of Cheniere (February 2006–April 2010). From 1975 until February 2006, Mr. Abiteboul held different positions at Gaz de France, a publicly traded natural gas distribution company, including Secretary of the board of directors (2004–2006), International Executive Vice President (2003–2004), Executive Vice President – Gas Supply, Trading and Marketing (2002–2003), and Executive Vice President – Gas Supply (1998–2003). He also served on the board of directors of Tejas Power Corporation (United States) (1991–1997), Gas Metropolitan (Canada) (1994–2006), Sceptre Resources (Canada) (1991–1996), and other affiliated companies of Gaz de France in Europe. Since November 2020, he has served as the President of GIIGNL, the International Group of Liquefied Natural Gas Importers. Mr. Abiteboul graduated as an engineer from École Centrale de Lyon and obtained a diploma in Economics from Université de Lyon.

Mr. Abiteboul’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the LNG industry and his leadership and management experience.

Diana Derycz-Kessler	Chair of the Compensation Committee and Member of the Environmental, Social, Governance (ESG) and Nominating Committee

Ms. Derycz-Kessler (age 59) has served as a director of Tellurian since February 2017, and she served as a director of Tellurian Investments from December 2016 to February 2017. Ms. Derycz-Kessler is an investor with a background in law, business and finance. She has been an active principal of her investment advisory firm Bristol Capital Advisors, LLC since 2000. Her investments have included companies in the energy, biotechnology, technology, education, real estate and consumer products sectors. As part of these investments, she has assumed active operational roles, including a 17-year tenure as Chief Executive Officer of the media arts college of The Los Angeles Film School and manager of commercial property partnerships. In February 2019, Ms. Derycz-Kessler became a founding member and director of LK Advisors, Inc. (formerly PiMac Advisors Inc.) a mortgage lending advisory company. Since October 2019, Ms. Derycz-Kessler has been a member of the board of managers of Bristol Luxury Group LLC and Sugarfina Corporation (formerly Sugarfina Holdings LLC), the parent companies to Sugarfina USA LLC, a luxury candy retailer. Ms. Derycz-Kessler’s early career began as a lawyer in the international oil and gas sector, working

Name	Other Positions Held with the Company	Age and Business Experience

at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP in New York. Subsequently, she joined Occidental Petroleum Corporation, overseeing legal for its Latin American exploration and production operations. From 2016 to 2018, Ms. Derycz-Kessler was a partner in UNESCO’s TeachHer program, a private–public sector partnership bridging the global gender gap in education. Ms. Derycz-Kessler holds a law degree from Harvard Law School and a master’s degree from Stanford University in Latin American Studies. She obtained her undergraduate “double” degree in History and Latin American Studies from the University of California, Los Angeles (UCLA).

Ms. Derycz-Kessler’s qualifications to serve as a director of Tellurian include her knowledge of and experience in the energy industry and her leadership and management experience.

Dillon J. Ferguson	Chair of the Environmental, Social, Governance (ESG) and Nominating Committee and Member of each of the Compensation Committee and Cybersecurity Committee

Mr. Ferguson (age 76) has served as a director of Tellurian since February 2017, and he served as a director of Tellurian Investments from December 2016 to February 2017. Mr. Ferguson is a partner at Pillsbury Winthrop Shaw Pittman LLP in its energy and litigation practices. Mr. Ferguson focuses his practice on oil and gas law, with an emphasis on both transaction and litigation matters. His clients are composed of companies and individuals who are engaged in oil and gas activities, including exploration, production, processing, transportation, marketing and consumption. Mr. Ferguson has been a partner at Pillsbury Winthrop Shaw Pittman LLP since May 2016. He was a partner at Andrews Kurth LLP from 2001 to May 2016. Mr. Ferguson earned his B.B.A. from The University of Texas at Austin in 1970 and his J.D. from South Texas College of Law in 1973.

Mr. Ferguson’s qualifications to serve as a director of Tellurian include his experience practicing law and counseling energy companies involved in a wide array of transaction and litigation matters.

Directors Continuing in Office for a Term Expiring at the 2025 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Don A. Turkleson	Chair of the Audit Committee and Member of the Cybersecurity Committee

Mr. Turkleson (age 69) has served as a director of Tellurian since March 2017, and he served as a director and board chair of NextPoint Financial Inc. from January 2023 to October 2023. He served as Chief Financial Officer of Cheniere from December 1997 to March 2009 and of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P., an indirect subsidiary of Cheniere, from November 2006 to March 2009. He was a member of the board of directors of Cheniere Energy Partners GP, LLC from November 2006 to September 2012. From December 2013 until February 2017, Mr. Turkleson served on the board of directors and as chair of the audit committee and a member of the conflicts committee of Cheniere Energy Partners LP Holdings, LLC. From February 2018 to May 2020, Mr. Turkleson served on the board of directors and as chairman of the finance and audit committees of ACCEL Energy Canada Limited, a privately held company constructing and operating facilities for the delivery of energy, ultra-clean fuels and specialty products. From November 2013 until July 2015, he served on the board of directors and the audit committee and the conflicts committee of the general partner of QEP Midstream Partners, L.P., a midstream publicly traded master limited partnership. In addition, he served on the board of directors and as the chairman of the audit committee of Miller Energy Resources, Inc., a publicly traded energy exploration, production and drilling company, from January 2011 to April 2014. Mr. Turkleson is a Certified Public Accountant and received a B.S. in Accounting from Louisiana State University. He has been a Board Governance Fellow with the National Association of Corporate Directors (NACD) and has achieved NACD Directorship Certification.

Mr. Turkleson’s qualifications to serve as a director of Tellurian include his background and experience in the energy industry and his background as a Certified Public Accountant.

Executive Officers

As of April 19, 2024, our executive officers were as follows:

Name	Title	Age

Martin J. Houston	Executive Chairman	66
Daniel A. Belhumeur	President	45
Samik Mukherjee	President, Tellurian Investments	53
Simon G. Oxley	Chief Financial Officer	46
Khaled A. Sharafeldin	Chief Accounting Officer	61

See “Proposal 1—Election of Directors to the Company’s Board-Directors Continuing in Office for a Term Expiring at the 2027 Annual Meeting of Stockholders” for biographical information concerning Mr. Houston.

Daniel A. Belhumeur has served as the President of Tellurian since December 8, 2023. Mr. Belhumeur served as General Counsel of Tellurian from the completion of the merger (the “Merger”) in February 2017 between Tellurian Investments and a subsidiary of Magellan Petroleum Corporation (now known as Tellurian Inc.) to December 8, 2023 and as Chief Compliance Officer of Tellurian from March 2017 to December 8, 2023, and he served as General Counsel of Tellurian Investments from October 2016 until the completion of the Merger. Previously, at Cheniere, Mr. Belhumeur served as Vice President, Tax and General Tax Counsel (January 2011–October 2016), Tax Director (January 2010–December 2010), and Domestic Tax Counsel (2007–2010). Mr. Belhumeur began his career in public accounting after he received his bachelor’s degree and master’s degree in Accounting from Texas A&M University. He then obtained his law degree from the University of Kansas School of Law and his LL.M. from the Georgetown University Law Center.

Samik Mukherjee has served as President, Tellurian Investments since March 14, 2024. Mr. Mukherjee joined the Company in May 2022 as Executive Vice President and President, Driftwood Assets, including pipelines, LNG production and export terminal. He has over 30 years of energy industry experience, most recently serving as Executive Vice President and Chief Operating Officer of McDermott International, Ltd. (July 2018–May 2022), where he was responsible for global operations, assets management, commercial, digital and energy transition. During his time at McDermott, Mr. Mukherjee was responsible for the project execution of five LNG projects with over 60 million tonnes per annum (mtpa) of LNG liquefaction capacity. He holds a master’s degree in business administration from the Rotterdam School of Management (RSM) at Erasmus University in the Netherlands and a bachelor’s degree in chemical engineering from the Indian Institute of Technology (IIT) Kanpur, India. Mr. Mukherjee completed the Harvard Business School Executive Program on Aligning and Executing Strategy.

Simon G. Oxley has served as the Chief Financial Officer of Tellurian since June 1, 2023. From May 2016 to May 2023, Mr. Oxley served as Managing Director and Co-Head of Oil & Gas Investment Banking for Europe, the Middle East, and Africa (EMEA) at Barclays Investment Bank, where he led a number of LNG-related transactions due to his extensive knowledge of the LNG business. From September 2009 to May 2023, he held positions of increasing responsibility with Barclays Investment Bank, where he was involved with numerous energy client transactions across exploration and production, refining and petrochemical, retail stations and pipelines as well as gas and LNG. From 2001 to 2009, Mr. Oxley was an investment banker at Citigroup Global Markets Inc. Mr. Oxley holds a Bachelor of Engineering in Chemical Engineering from The University of Edinburgh and a Master of Science in Corporate and International Finance from Durham University Business School.

Khaled A. Sharafeldin has served as the Chief Accounting Officer of Tellurian since the completion of the Merger in February 2017, and he served as the interim Chief Financial Officer of Tellurian from March 3, 2023 to June 1, 2023 and as the Chief Accounting Officer of Tellurian Investments from January 2017 until the completion of the Merger. From April 2012 to January 2017, Mr. Sharafeldin served as Vice President – Internal Audit at Cheniere. Previously, at Pride International, he served as Director – Quality Management (2010–2011) and Director of Internal Audit (2005–2010). In addition, he served as Director of Internal Audit at BJ Services Company (2003–2005), served in several financial management roles at Schlumberger Limited (1996–2003), and was employed by the public accounting firm Price Waterhouse LLP in Houston, Texas (1991–1996). Mr. Sharafeldin received his Bachelor of Commerce from Cairo University in Egypt. He is also a Certified Public Accountant in the State of California.

Corporate Governance

Director Independence

Tellurian common stock is listed on NYSE American LLC (the “NYSE American”) under the trading symbol “TELL.” The NYSE American LLC Company Guide requires that a majority of the Company’s directors be “independent directors,” as defined by NYSE American corporate governance listing standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company or its external or internal auditors, or is an employee of the Company.

The Board is currently composed of six directors: Martin Houston, Jean Abiteboul, Diana Derycz-Kessler, Dillon Ferguson, Jonathan Gross, and Don Turkleson. The Board has determined that each of Ms. Derycz-Kessler and Messrs. Abiteboul, Ferguson, Gross, and Turkleson is “independent” for purposes of the NYSE American corporate governance listing standards.

Board Leadership Structure

Mr. Houston is the Executive Chairman and Mr. Belhumeur is the President. The Board believes that having different individuals serving in the separate roles of Executive Chairman and President is in the best interest of stockholders in the Company’s current circumstances because it reflects the Executive Chairman’s oversight of Board functions, strategic and commercial development, and financing activities, and the President’s responsibility for overseeing the other key business functions.

Board Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board or an appropriate committee regularly receives reports from members of senior management and its outside advisors on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, and strategic and reputational risks. The full Board or an appropriate committee receives these reports from the appropriate executive or advisor, as the case may be, so that it may understand and oversee the strategies used to identify, manage, and mitigate risks. The Audit Committee oversees management of financial, legal, and regulatory risks, including with respect to related party transactions. The Compensation Committee oversees the management of risks relating to the Company’s incentive compensation plans, policies, practices and arrangements by considering information and reports with respect to whether such plans, policies, practices and arrangements encourage unnecessary or excessive risk taking, and presenting concerns to the full Board. The Environmental, Social, Governance (ESG) and Nominating Committee manages risks associated with the independence of the Board as well as risks associated with sustainability. The Cybersecurity Committee oversees management of policies and practices to monitor and mitigate cybersecurity risks.

Board Evaluations

Each year, the members of the Board and each Board committee conduct a confidential oral assessment of their performance with members of our legal department. As part of the evaluation process, the Board reviews its overall composition, leadership structure, diversity, individual skill sets, format for meetings, and relationship with management to ensure that it serves the best interests of stockholders and positions the Company for future success. The results of the oral assessments are then summarized and communicated back to the Chairman of the Board and the Chair of each of the committees of the Board. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process. We believe that conducting these evaluations through a discussion with our Board members leads to more meaningful results that are more likely to result in changes when compared to conducting evaluations through a written process or completion of a questionnaire. As part of the evaluation process, each committee reviews its charter annually.

Age Limit for Directors

The Board believes that experience as a director is a valuable asset and, therefore, no term limits will be imposed on directors. However, beginning in March 2022, as reflected in the Company’s revised corporate governance guidelines, non-employee directors of the Company are not permitted to stand for re-election after reaching age 75 unless the Board waives this requirement in a particular case.

Summary of Director Qualifications and Experience

We believe effective oversight comes from a Board that represents a diverse range of experience and perspectives that provides the collective qualifications, attributes, skills and experience necessary for sound governance. The Environmental, Social, Governance (ESG) and Nominating Committee establishes and regularly reviews with the Board the qualifications, attributes, skills and experience that it believes are desirable to be represented on the Board to ensure that they align with the Company’s long-term strategy. The most important of these are described below, and the number of directors possessing those skills and experience is indicated.

LNG Experience in the LNG industry	Corporate Governance Experience in public company corporate governance-related issues and best practices
Finance/Accounting/Risk Management Financial and risk management expertise, including experience as a chief financial officer or certified public accountant	Legal Experience and/or formal education as an attorney
Regulatory/Government Experience in interacting with regulators and policymakers and/or working within government agencies	Environmental Experience with oversight of environmental policy, regulation and/or business operation matters
Technology/Cybersecurity Experience with technology innovations and/or with oversight of cybersecurity programs	Leadership Development/Succession Planning Experience in talent management, leadership development and succession planning to ensure a pipeline of leadership for an organization
Energy Experience in the energy industry, including exploration and production, wholesale energy marketing and energy trading	Strategic Planning Experience in strategic planning and growth and value creation

Standing Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Environmental, Social, Governance (ESG) and Nominating Committee, and the Cybersecurity Committee. The composition, functions, and responsibilities of the committees are discussed below.

Audit Committee

The Audit Committee is composed of Mr. Abiteboul, Mr. Gross, and Mr. Turkleson (Chair). The functions of the Audit Committee are set forth in its written charter, as amended on December 19, 2023 (the “Audit Committee Charter”). The Audit Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” The Board has determined that each member of the committee is independent under applicable NYSE American listing standards and Securities and Exchange Commission (“SEC”) rules and that each of Messrs. Gross and Turkleson qualifies as an “audit committee financial expert” as defined in SEC rules.

Under the Audit Committee Charter, the Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s accounting and financial reporting processes and the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal accounting and financial controls, disclosure controls and procedures, and internal control over financial reporting, as well as the performance of the Company’s internal audit function; (iii) the audits of the Company’s financial statements and the appointment, engagement, compensation, termination (if necessary), qualifications, independence, and performance of the Company’s independent registered public accounting firm; and (iv) the Company’s compliance with legal and regulatory requirements and ethics programs. The Audit Committee has the sole authority to select, engage (including approval of the fees and terms of engagement), oversee, and terminate, as appropriate, the Company’s independent registered public accounting firm.

In connection with the Audit Committee’s oversight of legal and regulatory compliance, the Audit Committee has until last year received regular, quarterly updates on cybersecurity matters from the

Company’s Chief Information Security Officer. Since the formation of the Cybersecurity Committee on March 23, 2023, that committee has been and will be primarily responsible for oversight of the Company’s cybersecurity policies and practices. On an annual basis, Tellurian conducts third-party external, internal and social penetration testing using industry-leading vendors, including Protiviti, Mandiant, and Accenture. In addition, Tellurian conducts monthly phishing exercises with, and cybersecurity email campaigns for, all personnel, and provides such personnel with annual compliance and cybersecurity training. The Company has not had a known material information security breach since the Merger.

Compensation Committee

The Compensation Committee is composed of Mr. Abiteboul, Ms. Derycz-Kessler (Chair), and Mr. Ferguson. The functions of the Compensation Committee are set forth in its written charter, as amended on December 19, 2023 (the “Compensation Committee Charter”). The Compensation Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.”

The Board has determined that each member of the Compensation Committee qualifies as (i) an independent director under applicable NYSE American listing standards, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) to the extent required for awards intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), an “outside director” for purposes of Section 162(m) of the Code.

Under the Compensation Committee Charter, the primary duties and responsibilities of the Compensation Committee are to assist the Board in fulfilling its responsibilities with respect to the Company’s compensation plans, policies, programs, and practices, including (i) determining, and/or recommending to the Board for its determination, the compensation of the Company’s chief executive officer and all other executive officers of the Company; and (ii) reviewing and approving, and/or recommending to the Board for its approval, equity and other incentive compensation plans, policies, and programs for the Company’s directors, officers, employees, or consultants, and overseeing and administering such plans, policies, and programs in accordance with their terms. From time to time, the Compensation Committee consults with the Executive Chairman regarding executive and director compensation matters and with other members of senior management regarding executive compensation matters.

Environmental, Social, Governance (ESG) and Nominating Committee

The Environmental, Social, Governance (ESG) and Nominating Committee (the “ESG and Nominating Committee”) is composed of Ms. Derycz-Kessler and Mr. Ferguson (Chair). The functions of the ESG and Nominating Committee are set forth in its written charter, as amended on December 19, 2023 (the “ESG and Nominating Committee Charter”). The ESG and Nominating Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” The Board has determined that each member of the committee is independent under applicable NYSE American listing standards.

Under the ESG and Nominating Committee Charter, the ESG and Nominating Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) identifying individuals qualified to serve as directors; (ii) recommending to the Board candidates for nomination for election to the Board at the annual meeting of stockholders or to fill Board vacancies; (iii) developing and recommending to the Board a set of corporate governance guidelines and reviewing on a regular basis the overall corporate governance of the Company; and (iv) monitoring and reviewing, and as necessary recommending Board action with respect to, sustainability matters, including environmental, social and governance (“ESG”) issues.

Cybersecurity Committee

Formed on March 23, 2023, the Cybersecurity Committee is composed of Mr. Ferguson, Mr. Gross (Chair) and Mr. Turkleson. The functions of the Cybersecurity Committee are set forth in its written charter, as amended on December 19, 2023 (the “Cybersecurity Committee Charter”). The Cybersecurity Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” The Board has determined that each member of the committee is independent under applicable NYSE American listing standards. Mr. Gross has earned a certification for completing the National Association of Corporate Directors (NACD) Cyber-Risk Oversight Program.

Under the Cybersecurity Committee Charter, the Cybersecurity Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) cybersecurity risks and (ii) policies and practices to monitor and mitigate cybersecurity risks.

Corporate Responsibility and ESG Practices

Oversight of the Company’s ESG efforts resides with the Board and its committees. In particular, the ESG and Nominating Committee is responsible for monitoring and reviewing, and as necessary recommending Board action with respect to, sustainability matters, including ESG issues. The ESG and Nominating Committee regularly receives ESG-related reports from management.

We also coordinate environmental and social activities through a non-Board committee with representatives from the organization, including executives from our operations and regulatory, health and safety, community relations, human resources and governance functions. We consider ESG-related risks and opportunities on an ongoing basis, disclose meaningful and appropriate ESG-related information with regard to our current and planned operations, and encourage dialogue on ESG topics with our stakeholders. We continue to make improvements to our risk evaluation and mitigation programs with respect to ESG and climate-related risks. With respect to environmental issues in particular, we monitor developments in greenhouse gas emissions, air quality, water management, biodiversity, incident management, climate-related matters, and emerging regulations, and incorporate them into our risk management process when appropriate.

Health, Safety and Environment

Our health, safety and environment policy reflects our commitments to our employees and the communities in which we operate. We strive to protect the health and safety of our employees and to prevent injury, ill health or damage to the environment. During 2023, Tellurian had no lost-time incidents, as determined in accordance with the recordkeeping and reporting requirements of the Occupational Safety and Health Administration (OSHA).

Our current operations focus on natural gas development and production. The environmental protection practices we follow when conducting these operations include:

●	routing gas to production facilities to minimize flaring and/or emissions following well completions;

●	performing periodic leak detection and repair surveys utilizing optical gas imaging to allow early detection and repairs to minimize emissions;

●	deploying technology on new producing facilities that allows for continuous, autonomous methane emissions monitoring to facilitate timely methane emissions management; and

●	installing electric-driven valves and controllers on newly constructed facilities, eliminating emission sources.

In the first quarter of 2022, we issued a limited notice to proceed to Bechtel Energy Inc., formerly known as Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”), under our lump sum, turnkey engineering, procurement and construction (“EPC”) contract to begin construction at the Driftwood terminal. Bechtel’s activities have included site demolition and clearing, civil site preparation, piling and pouring of critical foundations. In 2024, Bechtel will continue certain civil and piling work.

Tellurian participates in active leadership engagement in health, safety, security and environment (“HSSE”) matters at the LNG site by conducting joint safety walkdowns and monthly HSSE committee meetings to review risks, lessons learned, trends, and behavioral-based safety data with Bechtel.

In June 2022, we awarded Baker Hughes a contract to install its electric-powered Integrated Compressor Line (ICL) technology and turbomachinery equipment for pipelines related to the Driftwood Project. The compressors will have hermetically sealed casing, ensuring no emissions and requiring minimal downtime due to magnetic bearings for oil-free, efficient operations, minimized maintenance, and improved reliability.

Social

Human Capital Management

We position ourselves as an employer of choice by offering industry competitive compensation, including an industry-leading benefits package to provide for our employees’ health and welfare and retirement needs. Our benefits include health insurance at no cost, a company match on 401(k) retirement savings, and paid maternity and paternity leave. In addition, we have the following policies to foster an ethical, respectful and inclusive workplace environment:

●	our Code of Business Conduct and Ethics provides a comprehensive resource governing ethical concerns, employee privacy and workplace matters, legal compliance, and other matters;

●	our Equal Employment Opportunity Policy commits us to fairly treating all employees and candidates, without regard to characteristics having no bearing on job performance; and

●	our Harassment Policy addresses many forms of unwanted attention, including sexual harassment.

At Tellurian, we believe that a diverse and inclusive culture supports our ability to create a consistent global employee experience to attract and retain talent, drive innovation and enable the long-term success of our business. As of December 31, 2023, (i) approximately 24% of Tellurian’s U.S. workforce was a member of a minority group and (ii) approximately 35% of our worldwide employees were women.

Community Investment

As part of its stakeholder engagement program, Tellurian is committed to being a good neighbor and strengthening its relationships with communities by working together on projects that improve the quality of life for all residents. The following are a few highlights of the 2023 investments we made in our southwest Louisiana community. Tellurian made a $1 million pledge to the LNG Center of Excellence at McNeese State University in Lake Charles, Louisiana. The Center will help prepare the next generation of workers for jobs in the LNG industry. Tellurian funded the Leadership, Enrichment, and Development (“LEAD”) program, providing two area high schools with funding for projects to impact their communities positively. Recent issues addressed by the LEAD program include hunger, mentorship, senior citizens, and autism. Each year, Tellurian serves as the title sponsor for “Wheels of Hope,” a charity bike race for St. Nicholas Center. This Lake Charles-based not-for-profit organization provides services and behavioral education to children with autism and their families in the region. The 2023 Tellurian team had over 40 riders and volunteers from its Houston and Louisiana offices and raised over $16,000 for the cause.

In December 2021, we announced that we partnered with the National Forest Foundation on a five-year, $25 million plan for reforestation and other projects across the United States. As part of this partnership, three million trees had been planted on U.S. Forest Service lands as of the end of 2023.

We have also made donations to various programs and research initiatives. For example, we donated to support a multi-phase, life-cycle research initiative at the University of Texas at Austin focusing on supply chain and environmental trade-offs related to specific energy sources used to generate and store electricity, including natural gas, wind, solar and batteries.

Governance

We believe that our efforts for effective corporate governance are illustrated by the following practices:

●	All of our Board committees are composed of independent directors.

●	The functioning of our Board and Board committees is assessed annually.

●	Non-employee directors of the Company are not permitted to stand for re-election after reaching age 75 unless the Board waives this requirement in a particular case.

●	Our stock ownership guidelines align the interests of our directors and officers with the interests of our stockholders.

●	Our key corporate governance and compliance policies are reviewed annually.

Code of Conduct and Business Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that summarizes Tellurian’s compliance and ethical standards and the expectations it has for its officers, directors, and employees. Under the Code of Conduct, all directors, officers, and employees must follow ethical business practices in all business relationships, both within and outside of the Company.

The Code of Conduct is available on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” Tellurian intends to provide disclosure regarding waivers of or amendments to the Code of Conduct by posting such waivers or amendments to the website in the manner provided by applicable law.

Risk Oversight of Compensation Programs and Policies

Consistent with the compensation-related risk assessment made by Pearl Meyer & Partners, LLC (“Pearl Meyer”), we have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the achievement of our strategic business objectives or stock price performance. The combination of performance measures for Incentive Compensation Program (ICP) awards and for certain other long-term compensation encourages executives to maintain both a short and a long-term view with respect to Company performance. We maintain an insider trading policy that prohibits directors, officers and employees of the Company from hedging or engaging in derivative transactions involving shares of Tellurian stock and have adopted share ownership guidelines and a compensation clawback policy, both of which discourage excessive risk-taking. The ESG and Nominating Committee regularly reviews and makes recommendations to the Board regarding the overall corporate governance of the Company.

On March 23, 2023, upon the recommendation of the ESG and Nominating Committee, the insider trading policy was amended to prohibit directors, officers and employees from pledging Company securities, and there are no exceptions to the amended policy’s prohibition on pledging Company securities.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2023, an officer or employee of the Company, and no such member has ever served as an officer of the Company. During the fiscal year ended December 31, 2023, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board.

Communications with Directors

Any stockholder wishing to communicate with the Board or any individual director may do so by contacting the Corporate Secretary at the address, telephone number, facsimile number, or e-mail address listed below:

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Attention: Corporate Secretary

Telephone: (832) 320-9548

Facsimile: (832) 962-4055

Website: http://www.tellurianinc.com

E-mail: CorpSec@tellurianinc.com

All communications will be forwarded to the Board or the relevant Board member. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Stockholders also may communicate with management by contacting the Corporate Secretary using the above contact information.

Director Attendance at Annual Meetings

The Company does not have a policy regarding attendance of directors at annual meetings of stockholders. All of the Company’s current directors attended the Company’s last annual meeting of stockholders held on June 7, 2023.

Board Nomination Process

The ESG and Nominating Committee identifies director nominees based on recommendations from management, directors, stockholders, and other sources. In identifying and evaluating director nominees, the ESG and Nominating Committee takes into account, among other things, individual director performance (including for incumbent directors, their Board and committee meeting attendance and performance and length of Board service), qualifications, expertise, integrity, independence under NYSE American or other applicable listing standards, depth and diversity of experience (including service as a director or executive with other entities engaged in the Company’s business), willingness to serve actively and collaboratively, leadership and other skills, and the ability to exercise sound judgment. The Board does not currently employ an executive search firm, or pay a fee to any other third party, to identify qualified candidates for director positions.

The Board and ESG and Nominating Committee will consider any director candidates recommended to the Board by stockholders on the same basis as candidates submitted by others. Stockholders who wish to recommend a prospective director nominee for consideration by the Board should notify the Corporate Secretary in writing at the Company’s offices at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002. The Corporate Secretary will forward all such stockholder recommendations to the Board for its consideration. Any such recommendation should provide whatever supporting material the stockholder considers appropriate but should include at a minimum such background and biographical material as will enable the ESG and Nominating Committee to make an initial determination as to whether the nominee satisfies the Board membership criteria set forth above. No stockholder recommendation of a prospective Tellurian director was received by the Board in 2023.

Audit Committee Report

In connection with the preparation and filing of the audited financial statements of Tellurian, for the fiscal year ended December 31, 2023 (the “audited financial statements”), the Audit Committee performed the following functions:

●	The Audit Committee reviewed and discussed the audited financial statements with senior management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the forward-looking statements.

●	The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

●	The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit

Committee concerning independence, and discussed with Deloitte its independence from the Company and considered the compatibility of the auditors’ non-audit services to the Company, if any, with the auditors’ independence.

Based upon the functions performed, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2024.

Respectfully submitted by the Audit Committee of the Board of Directors,

Don A. Turkleson (Chair)
Jean P. Abiteboul
Jonathan S. Gross

Board and Committee Meetings Held During 2023

As noted in the table below, during 2023, 23 meetings of the Board, eight meetings of the Audit Committee, three meetings of the Cybersecurity Committee, 11 meetings of the Compensation Committee, and four meetings of the ESG and Nominating Committee were held. During 2023, all of the directors then in office attended at least 75% of the total number of meetings of the Board and committees of the Board on which the directors served. The following table also indicates the members of the Board and each committee of the Board.

Name	Board	Committees
		Audit	Cybersecurity	Compensation	ESG and Nominating

Martin J. Houston	Executive Chairman
Charif Souki (1)	Former Executive Chairman
Jean P. Abiteboul (2)	Member	Member		Member
Diana Derycz-Kessler	Member			Chair	Member
Dillon J. Ferguson (3)	Member		Member	Member	Chair
Jonathan S. Gross	Member	Member	Chair
Brooke A. Peterson (4)	Member
Don A. Turkleson (3)	Member	Chair	Member	Former Member
Number of meetings in 2023	23	8	3	11	4

(1)	Mr. Souki resigned as a director of the Company effective as of December 19, 2023.

(2)	On January 30, 2023, Mr. Abiteboul was appointed to the Audit Committee.

(3)	On March 23, 2023, Mr. Ferguson replaced Mr. Turkleson on the Compensation Committee.

(4)	On March 21, 2024, Mr. Peterson resigned as a director of the Company.

Non-Employee Director Compensation

Our non-employee director compensation program is intended to attract and retain highly qualified individuals to serve on our Board and provide leadership on strategic initiatives that are critical to growing our business and increasing stockholder value. The Compensation Committee, which is responsible for recommending non-employee director compensation to the Board, reviews the competitiveness of our non-

employee director compensation program on an annual basis. In connection with its reviews, the Compensation Committee considers peer company director compensation data compiled by Pearl Meyer. Based on the Compensation Committee’s review of non-employee director compensation data in June 2023, the Compensation Committee determined that the Company’s non-employee director compensation program would continue to consist solely of a $275,000 annual Board retainer. In addition, to conserve shares available for issuance under the Company’s equity incentive plans, the Compensation Committee determined to pay the retainer solely in cash on a quarterly basis, and to thereby eliminate the ability of non-employee directors to receive all or a portion of their Board retainer in restricted stock, effective immediately following the Company’s 2023 annual meeting of stockholders.

2023 Director Compensation Table

The table below summarizes the compensation paid to each of the directors listed therein. The compensation disclosure for Mr. Souki, who resigned as a director of the Company effective as of December 19, 2023, has been included in the Summary Compensation Table and related tables later in this proxy statement.

Name	Fees Earned or Paid in Cash (1)	All Other Compensation	Total

Martin J. Houston	$ 275,000	$ 685,000 (2)	$ 960,000
Jean P. Abiteboul	$ 137,500	$ —	$ 137,500
Diana Derycz-Kessler	$ 178,750	$ —	$ 178,750
Dillon J. Ferguson	$ 192,500	$ —	$ 192,500
Jonathan S. Gross	$ 171,875	$ —	$ 171,875
Brooke A. Peterson (3)	$ 137,500	$ —	$ 137,500
Don A. Turkleson	$ 137,500	$ —	$ 137,500
James D. Bennett (4)	$ —	$ —	$ —
Claire R. Harvey (4)	$ —	$ —	$ —

(1)	For all non-employee directors other than Mr. Houston, the board retainer otherwise payable in the first two quarters of fiscal year 2023 was paid in whole or in part in the form of restricted stock issued in fiscal year 2022 that vested ratably over a one-year period. Because the restricted stock was issued in fiscal year 2022, it is not included in the table above. All shares of restricted stock were vested in full as of December 31, 2023.

(2)	In fiscal year 2022, the Company entered into an independent contractor agreement with Mr. Houston. Amounts reflected are for services rendered pursuant to the independent contractor agreement. For more information, please refer to the discussion under “Certain Relationships and Related Party Transactions—Independent Contractor Agreement with Martin Houston.”

(3)	Mr. Peterson resigned as a director of the Company on March 21, 2024.

(4)	Mr. Bennett and Ms. Harvey resigned from the Board effective January 30, 2023. Neither received director compensation for fiscal year 2023. Shares of restricted stock that were awarded to Mr. Bennett and Ms. Harvey in fiscal year 2022 that would have vested in respect of their Board service in fiscal year 2023 had Mr. Bennett and Ms. Harvey continued serving on the Board were forfeited.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Audit Committee has appointed and engaged Deloitte to serve as the independent registered public accounting firm to audit Tellurian’s financial statements for the fiscal year ending December 31, 2024, and to perform other appropriate audit-related services. Deloitte began serving as Tellurian’s independent registered public accounting firm on February 13, 2017. Tellurian stockholders are hereby asked to ratify the Audit Committee’s appointment of Deloitte as Tellurian’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Audit Committee is solely responsible for selecting Tellurian’s independent auditors. Although stockholder ratification of the appointment of Deloitte is not required by law or Tellurian’s governing documents, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If the Tellurian stockholders do not ratify the appointment of Deloitte, the Audit Committee will consider whether to engage another independent registered public accounting firm. Even if the appointment of Deloitte is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tellurian and its stockholders.

Tellurian expects that a representative from Deloitte will be present at the Meeting. Any such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountants’ Fees and Services

Deloitte served as the principal accountant for the audit of Tellurian’s consolidated financial statements for the fiscal years ended December 31, 2022 and December 31, 2023 and review of Tellurian’s condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2022 and December 31, 2023. Information about Deloitte’s fees and services in those years is provided below.

Audit Fees

The aggregate fees paid or to be paid to Deloitte for the audit of the consolidated financial statements of Tellurian and the review of the condensed consolidated financial statements included in Tellurian’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2022 and December 31, 2023 were $1,585,862 and $2,154,663, respectively.

Audit-Related Fees

The aggregate fees paid or to be paid to Deloitte in connection with audit-related services provided to Tellurian during the fiscal years ended December 31, 2022 and December 31, 2023 were $615,000 and $340,000, respectively.

Audit-related services related to, among other things, review of registration statements, the provision of comfort letters and attendance at stockholder and Audit Committee meetings.

Tax Fees

The aggregate fees paid or to be paid to Deloitte in connection with tax services provided to Tellurian during the fiscal years ended December 31, 2022 and December 31, 2023 were $17,851 and $23,100, respectively. Tax services performed during the fiscal years ended December 31, 2022 and December 31, 2023 related to tax compliance services.

All Other Fees

The aggregate other fees paid or to be paid to Deloitte for any other services rendered to Tellurian during each of the fiscal years ended December 31, 2022 and December 31, 2023 were $0.

Pre-Approval Policies

Under the terms of the Audit Committee Charter, the Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may form and/or delegate authority to a subcommittee consisting of one or more members or the Chairman of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are to be presented to the Audit Committee at its next scheduled meeting. All of the audit fees, audit-related fees, tax fees, and all other fees paid or to be paid during the fiscal years ended December 31, 2022 and December 31, 2023 were approved by the Audit Committee.

Vote Required for Approval

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the votes cast on the matter, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote (and your broker does not exercise its discretion to vote your shares on this matter) or vote to “abstain,” it will have no effect on the outcome of the vote on Proposal 2, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote “FOR” the proposal to ratify the appointment of Deloitte as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes our executive compensation program for our named executive officers for the 2023 fiscal year.

Named Executive Officers

Our named executive officers (“NEOs”), based on position and compensation for the fiscal year ended December 31, 2023, are the following individuals:

Name	Position

Octávio M.C. Simões	Senior Commercial Advisor and Former President and Chief Executive Officer (“CEO”) (1)
Daniel A. Belhumeur	President and Former General Counsel (1)
Simon G. Oxley	Chief Financial Officer (“CFO”) (2)
L. Kian Granmayeh	Former Chief Financial Officer (2)
Khaled A. Sharafeldin	Chief Accounting Officer (“CAO”) and Former Interim CFO (2)
Charif Souki	Former Executive Chairman (3)

(1)	Effective December 8, 2023, Mr. Belhumeur, formerly the General Counsel of the Company, was appointed President of the Company. Mr. Simões, who was previously both President and Chief Executive Officer of the Company, remained Chief Executive Officer of the Company through March 15, 2024, at which time he transitioned into the role of Senior Commercial Advisor in connection with the Company’s election to not renew his employment agreement. Mr. Simões is expected to remain in the role of Senior Commercial Advisor until his employment ends on June 5, 2024. See below under “Looking Ahead: Management Changes in Fiscal Year 2024” for additional information.

(2)	On March 1, 2023, Mr. Granmayeh resigned from his position as Chief Financial Officer of the Company effective as of March 10, 2023. On March 3, 2023, Mr. Sharafeldin, the Company’s current Chief Accounting Officer, was appointed to the additional office of Interim CFO of the Company. On June 1, 2023, Mr. Oxley was appointed CFO of the Company and Mr. Sharafeldin ceased to be Interim CFO of the Company but remains the Company’s Chief Accounting Officer.

(3)	Mr. Souki ceased to be the Executive Chairman of the Company effective as of December 8, 2023.

Our Business

We are a Houston-based company that is developing and plans to own and operate a portfolio of LNG marketing and infrastructure assets that includes an LNG terminal facility (the “Driftwood terminal”) and related pipelines. The Driftwood terminal and related pipelines are collectively referred to as the “Driftwood Project.” We also own upstream natural gas assets; on February 6, 2024, we announced that we are exploring a sale of those assets. We refer to the Driftwood Project and our upstream assets as the “Business.” As of December 31, 2023, our upstream natural gas assets consisted of 30,034 net acres and interests in 161 producing wells located in the Haynesville Shale trend of northern Louisiana. Our Business may be developed in phases.

Our Approach to Compensation in 2023

We maintained a consistent year-over-year approach to compensation in fiscal year 2023. We did not establish any new compensation plans or programs and continued our use of the Incentive Compensation Program, or ICP, as the primary vehicle to deliver short-term and long-term incentives. We again adopted a “performance scorecard” under the ICP and made only incremental changes to the types of metrics used in the scorecard, retaining those metrics focused on progress on construction activities and stock price appreciation. We also dealt with the turnover of certain NEOs, but maintained a compensatory approach to new hires that is generally consistent with our approach to new hire compensation in previous years.

While we worked extremely hard in 2023, we did not secure a final investment decision by our Board to issue Bechtel an unconditional full notice to proceed with the construction of the Driftwood terminal, our stock price did not reach the goal levels established under the ICP, and the Compensation Committee did not fund the ICP for 2023, resulting in no short-term or long-term awards for our NEOs.

Executive Summary of our Executive Compensation Program for Fiscal Year 2023

Program Focus

●	Our executive compensation program is intended to attract, retain and motivate our NEOs and to link our executives’ pay to (i) the achievement of the Company’s current and long-term strategic projects, particularly the successful financing and construction of the Driftwood terminal, the Driftwood pipeline and other related pipelines, (ii) annual operational and commercial achievements, and (iii) increases in our stock price.

Pay Elements

●	For fiscal year 2023, our executive compensation program was composed primarily of (i) annual base salary and (ii) short-term and long-term compensation under our Incentive Compensation Program, or ICP. We also provide industry-leading Company-wide employee benefits.

●	Our NEOs have significant unvested legacy or other incentive awards that in 2023 continued to play an important role in retaining and incentivizing them. Legacy or other incentive awards may consist of (i) performance-based restricted stock, restricted stock unit (“RSU”), and cash incentive awards that vest only if we are able to secure a final investment decision by our Board to proceed with the construction of the Driftwood terminal (“FID”), (ii) time-vested and performance-vested stock options, which only have value when there is sufficient growth in our stock price, and/or (iii) long-term cash incentive awards earned in stages based on the delivery of a notice to proceed with respect to designated construction phases of the Driftwood terminal and generally payable subject to continued employment for specified periods of time thereafter (the “Driftwood Incentive Program”). Participation in our legacy or other incentive programs differs substantially among our NEOs. For example, only Messrs. Belhumeur, Oxley and Sharafeldin participate in the Driftwood Incentive Program.

●	The majority of our NEOs’ 2023 total target compensation was variable and consisted of the right to earn ICP awards under the performance scorecard.

Setting Compensation

●	Executive compensation decisions are made by our independent Compensation Committee.

●	When making executive compensation recommendations or decisions, the Compensation Committee reviews materials from its independent compensation consultant (currently Pearl Meyer) and receives input from members of our senior management team.

●	The Compensation Committee also reviews relevant market compensation data, which includes the compensation paid by a peer group of companies in our industry sectors that we compete against for executive talent.

●	We view compensation cumulatively over the course of multiple years. Accordingly, we may consider outstanding compensation opportunities provided in previous years in making decisions for the current year. For example, as described later in this proxy statement, long-term awards under our ICP in any year are reduced by amounts payable under the Driftwood Incentive Program in that year to avoid paying our executives for the same performance under both the ICP and the Driftwood Incentive Program. The reduction is also intended to place the entirety of our executive team on similar footing with respect to incentives for future company performance, given that only certain of our executives participate in the Driftwood Incentive Program.

Key Compensation Actions in Fiscal Year 2023

●	We provided a 5% salary increase to our existing NEOs to account for market and current economic conditions. We did not immediately increase Mr. Belhumeur’s compensation upon his promotion to Company President, nor did we increase Mr. Sharafeldin’s compensation for his service as Interim Chief Financial Officer. However, Mr. Belhumeur’s annual base salary was increased on February 27, 2024, effective as of January 1, 2024, to $850,000 to account for his new role.

●	We adopted an ICP performance scorecard for 2023 that contains a baseline funding of 50% of target to encourage employee retention (subject to sufficient liquidity and Board approval) and uses a formulaic approach to ICP funding in excess of baseline that is dependent on the achievement of pre-established goals related to progress on construction activities and stock price appreciation. The use of a baseline was intended to combat turnover in our non-executive ranks and was not a guarantee of ICP compensation for our executive team.

●	Although the performance scorecard for 2023 contemplated a baseline funding of 50% of target, the Compensation Committee decided not to make short-term or long-term 2023 ICP awards because we did not achieve either of the target performance metrics in the ICP scorecard and because our liquidity position as of December 31, 2023 was not as strong as we had expected.

●	We provided relocation assistance to Mr. Oxley and issued to him fully vested shares of our common stock upon his commencement of employment as an inducement for him to join the Company. We also issued to him certain performance-vested restricted stock and restricted stock unit awards to align his equity incentive holdings with the remainder of the executive team and to align his compensation with stockholder outcomes and the achievement of FID. We also issued to him an award under the Driftwood Incentive Program in early 2024 to bring his long-term incentive opportunities in line with certain other members of the senior executive team.

●	We adopted a new compensation clawback policy to comply with the final guidance under Section 954 of the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd–Frank Act”). Our new compensation clawback policy replaces our previous compensation clawback policy.

●	We entered into separation agreements with Messrs. Granmayeh and Souki in connection with their cessation of employment with the Company.

Compensation Best Practices

●	We seek to incorporate and adhere to compensation best practices in our executive compensation program. Please see the chart under the heading “Our Executive Compensation Philosophy and Practices—Our Executive Compensation Practices” for details.

Our Executive Compensation Philosophy and Practices

Objectives and Philosophy

The objectives of our executive compensation program are to attract the top executive talent in our competitive, growing industry and to motivate such individuals to execute on the Company’s business strategy and to remain with the Company long-term.

With those objectives in mind, our executive compensation philosophy is as follows:

●	Our executives’ pay should be linked to the achievement of current and long-term Company strategic projects. Our business strategy is dependent on the successful financing and construction of the Driftwood terminal, the Driftwood pipeline and other related pipelines and the acquisition and development of complementary upstream assets. Accordingly, our NEOs’ compensation is tied in substantial part to the completion of those projects through performance-based and milestone driven incentives. For example, the outstanding restricted stock and RSU awards held by our NEOs require reaching FID as a prerequisite to any vesting or payout of such awards. FID is also a significant performance metric in our ICP scorecard.

●	Compensation should be market competitive. We compete with our peers and other companies in our industry sectors for executive-level talent. We therefore make compensation decisions after considering market compensation paid by a group of publicly traded peers and other companies in our industry sectors using compensation surveys and relevant industry data. Compensation opportunities are scaled competitively against the market, with the opportunity to earn pay in the upper quartile of market when warranted for exceptional Company performance and individual achievement.

●	Compensation should support the stability of our executive team for the long term. Our business strategy requires a long-term focus, with the completion of the various phases of the Driftwood terminal, the Driftwood pipeline and other related pipelines scheduled to continue into the mid-to-late 2020s, and with the full deployment of our capabilities thereafter expected to take several years. We want executives who are similarly focused on the long term. With the complexity of our business and the extended timelines for completion of our critical projects, retaining top executive talent and their institutional knowledge is crucial for the long-term success of our business. Therefore, our long-term ICP awards vest in three tranches, with the second and third tranches vesting ratably over two years following the completion of the applicable performance year, and many of our FID restricted stock, FID RSU and cash incentive awards require active employment for up to two years following FID to achieve full vesting or payout. We also maintain the Driftwood Incentive Program to provide for incentives after FID and have designed that program to provide for delayed payouts that are generally contingent upon each executive remaining employed with us for several years following commencement of the various phases of the Driftwood terminal.

●	Compensation should align the interests of our executives with those of our stockholders. Although we expect that achievement of our business strategy will drive stock price performance, we believe that our executive team should think like and be motivated as owners so that their interests are aligned with those of our stockholders. We have therefore structured certain long-term compensation so that a portion consists of restricted shares and/or RSUs of Tellurian stock. We have also used stock price performance as part of the ICP performance scorecard and have structured long-term ICP awards that ultimately deliver value based on our stock price performance.

Compensation Mix

Our compensation philosophy is reflected in the proportion of our NEOs’ total target compensation that is variable as compared to the overall compensation package awarded to our NEOs. The charts below show the targeted fixed and variable components applicable to our NEOs for 2023 as a percentage of their target total direct compensation, as well as the fixed and variable components to the named executive officers of our peers and other companies in our industry sectors as a percentage of their target total direct compensation for 2023, based on data provided by Pearl Meyer. These charts are not a substitute for the Summary Compensation Table, which includes amounts in addition to target total direct compensation. For 2023, Mr. Souki’s target compensation was approximately 89% variable and linked to Company performance, more than the approximately 88% for executive chairmen of our peers and other companies in our industry sectors. Mr. Simões’s target compensation was approximately 84% variable and linked to Company performance, as compared to approximately 88% for chief executive officers of our peers and other companies in our industry sectors. For Messrs. Oxley, Belhumeur and Sharafeldin, approximately 80%, 80% and 75%, respectively, of their target compensation was variable and linked to Company performance, in each case more than the approximately 76%, 78% and 56% of target total compensation that was variable and linked to company performance for chief financial officers, general counsels and chief accounting officers, respectively, among our peers and other companies in our industry sectors.

*	For purposes of determining total compensation opportunities, the short-term incentive and long-term incentive compensation amounts were based on the ICP target values and comparable target market values as reviewed by Pearl Meyer. Mr. Oxley’s Driftwood Incentive Program award issued in 2024 was excluded from determining his total compensation opportunities as it was issued in a later fiscal year.

Our Former Executive Chairman; Role and Compensation

Our former Executive Chairman, Mr. Souki, was an active member of our senior executive team prior to his departure at the end of 2023, having taken on incrementally more duties over time, starting at the inception of the COVID-19 pandemic in March 2020, continuing with his appointment as Executive Chairman in June 2020, and culminating in a larger day-to-day role as Executive Chairman following the separation of a previous CEO and the appointment of Mr. Simões as CEO in late November 2020. From and after late November 2020 and prior to Mr. Souki’s departure, he and Mr. Simões had complementary workstreams, with Mr. Souki focused on activities with respect to financing and development of the Driftwood Project.

Given the full-time executive nature of the services provided by Mr. Souki, we determined that it was in the best interests of the Company to include him in our executive compensation program so that he was appropriately incentivized in the same manner as the other members of the executive team. We therefore entered into an employment agreement with him in October 2021 at the same time we entered into the employment agreement with Mr. Simões, and Mr. Souki was included as a full participant in our executive compensation program with base salary and incentive opportunities consistent with his position and role. In setting Mr. Souki’s compensation, the Compensation Committee considered market data provided by Pearl Meyer with respect to executive chairman compensation and Mr. Souki’s background, duties and relationships.

Our Executive Compensation Practices

Our executive compensation program reflects a number of best pay practices, including the following:

What Tellurian does		What Tellurian does not do

●	Pay-for-performance compensation structure (a significant portion of NEO pay is variable and tied to individual performance and the achievement of major corporate milestones or stock price performance).	●	No gross-ups for excise taxes or interest that may be imposed under the Code.

What Tellurian does		What Tellurian does not do

●	Annual review of market compensation in setting executive compensation.	●	No guaranteed bonuses.
●	Prohibit hedging transactions involving company stock.	●	No automatic base salary increases.
●	Robust stock ownership guidelines.	●	No defined benefit retirement plan or supplemental executive retirement plan.
●	Retain services of an independent compensation consultant.	●	No repricing, cancellation or exchange of option awards.
●	Double trigger vesting of all NEO equity incentive awards upon a change of control.
●	Compensation clawback policy in effect.

Components of Pay and 2023 Compensation Decisions

Components of Tellurian’s Executive Compensation Program

Our executive compensation program generally consists of the following primary pay elements, as well as the following legacy or other incentive awards, most of which were granted in prior years:

Compensation Element	Compensation Type	Form of Compensation	Purpose

Primary Pay Elements
Base salary	Fixed	● Cash	● Provide competitive cash compensation based on position and experience
Incentive Compensation Program Awards	Variable

●  Short-term portion of the ICP consists of annual awards paid based on Company performance

●  Long-term portion of the ICP consists of annual grants, the amount of which is based on performance during the year, and which vest over time based on continued service and deliver value in cash based on our stock price performance

●   Motivate and reward the achievement of annual corporate goals and strategic milestones over the short term

●   Use of awards that pay out based on our stock price performance aligns the long-term interests of employees and stockholders by tying rewards to stock performance

●   Extended vesting of long-term portion of ICP provides strong retention incentive

Employee benefits	Fixed	● Health and welfare plans ● Tax-qualified defined contribution retirement plan

●   Provide industry-leading employee benefits necessary to attract and retain talent

●  Allow executives and other employees to defer compensation on a tax-advantaged basis through our 401(k) plan with the potential for Company match

Compensation Element	Compensation Type	Form of Compensation	Purpose

Legacy and Other Awards
Legacy incentive awards	Variable	● Performance-based restricted shares and/or RSUs ● Stock options ● Performance-based FID cash awards ● Performance-based cash awards under the Driftwood Incentive Program

●   Motivate and reward accomplishment of company milestones and creation of long-term stockholder value

●  Align the long-term interests of employees and stockholders

●   Encourage the retention of our NEOs and the stability of our executive team

Base Salary

Consistent with our executive compensation philosophy, base salaries for the NEOs are targeted at the 50th percentile of market. The Compensation Committee reviews our NEOs’ base salaries annually.

In 2023, we provided a 5% salary increase to our existing NEOs to account for market and current economic conditions. Mr. Oxley’s salary was set upon his commencement of employment in 2023 based on market data and after considering his position and responsibilities and the base salaries of similarly situated executives of the Company. We did not immediately increase the base salary of Mr. Belhumeur upon his promotion to the position of President (however, Mr. Belhumeur’s annual base salary was increased to $850,00 on February 27, 2024, effective as of January 1, 2024, to account for his new role), nor did we increase the base salary of Mr. Sharafeldin during his time as Interim Chief Financial Officer.

In 2023, our NEOs’ base salaries were as follows:

Name	Prior Base Salary	2023 Base Salary

Octávio M.C. Simões	$ 1,000,000	$ 1,050,000
Daniel A. Belhumeur	$ 500,000	$ 525,000
Simon G. Oxley (1)	N/A	$ 525,000
L. Kian Granmayeh (2)	$ 500,000	$ 525,000
Khaled A. Sharafeldin	$ 440,000	$ 462,000
Charif Souki (3)	$ 1,200,000	$ 1,260,000

(1)	Mr. Oxley was appointed CFO of the Company on June 1, 2023.

(2)	Mr. Granmayeh resigned from his position as Chief Financial Officer of the Company effective as of March 10, 2023.

(3)	Mr. Souki ceased to be the Executive Chairman of the Company effective as of December 8, 2023.

Incentive Compensation Program

Our Incentive Compensation Program, or ICP, is our primary performance-based incentive program and delivers both short-term and long-term incentive compensation. Both forms of compensation are based on a 12-month performance period, which is the calendar year. We believe a 12-month performance period for long-term compensation under the ICP is appropriate at this time in the Company’s business cycle, as we do not yet have operations to support a multi-year performance period. Target and maximum amounts are generally determined for both short-term and long-term compensation each year, denominated as a percentage or multiple of each participant’s base salary. The actual amount of any short-term or long-term compensation is determined early in the following year based on the Company’s performance over the previous calendar performance year. To create an incentive program that rewards future performance as similarly as possible for all members of our executive team, and to provide for the ICP as the primary long-term incentive vehicle going forward, the value of any long-term compensation otherwise awarded to an executive under the ICP in any year is reduced by any cash payments received or to be received (if any) by the executive under the Driftwood Incentive Program in the calendar year in which the long-term award is made.

Short-term compensation is generally payable in cash no later than March 15th of the calendar year following the calendar year to which the short-term compensation relates. Long-term awards for a year are also made no later than March 15th of the following calendar year to which they relate and are payable in three annual installments, with the first installments to be paid on or shortly following the determination of the amount of the long-term award with the remaining installments paid annually in the following two years. It is the intention of the Company to award the amount of long-term compensation earned in the form of shares or share equivalents; to date, such long-term awards have been issued in the form of cash-settled long-term incentives that deliver value based on our stock price performance, the primary characteristics of which are set forth in the following chart.

Current Long-Term Incentives Under the ICP

Description	A combination of a fixed cash award and a variable amount in cash based on our stock price performance.
Why it is consistent with our compensation philosophy	Creates alignment with our stockholders and links pay to achievement of corporate performance.
Vesting terms	Vests in three equal annual installments, with the first tranche vesting on the date of grant, and the remaining installments vesting on the first two anniversaries of the date of grant, subject to continued employment through each vesting date.
Settlement	Within 30 days following an applicable vesting date, the long-term incentives under the ICP are paid out in cash in an amount equal to the product of (i) the number of “tracking units” under the applicable award agreement that have vested, multiplied by (ii) the then-current fair market value per share of our common stock.
Termination of services; change of control	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Payments upon Termination or Change of Control” below.

2023 ICP Short-term and Long-term Targets

For 2023, target and maximum amounts were generally set by the Compensation Committee for both short-term and long-term compensation under the ICP based on market data and after taking into account the expected role of the NEO.

The target and maximum ICP short-term and long-term compensation for the NEOs for 2023 were as follows:

NEO	Target Short-term Compensation (As a Percentage of Base Salary)	Maximum Short- term Compensation (As a Percentage of Base Salary)	Target Long-term Compensation (As a Percentage of Base Salary)	Maximum Long- term Compensation (As a Percentage of Base Salary)

Octávio M.C. Simões	125%	218.75%	(1)	(1)
Daniel A. Belhumeur (2)	100%	175%	300%	600%
Simon G. Oxley	100%	175%	300%	600%
L. Kian Granmayeh (3)	N/A	N/A	N/A	N/A
Khaled A. Sharafeldin	100%	160%	200%	400%
Charif Souki	150%	300%	(1)	(1)

(1)	We did not formally establish target and maximum long-term amounts for Mr. Simões or Mr. Souki.

(2)	On February 27, 2024, Mr. Belhumeur’s target short-term and long-term awards under the ICP were increased to 120% and 350% of base salary, respectively, in recognition of his new role as our President.

(3)	Mr. Granmayeh’s employment with the Company ended on March 10, 2023, and he was not eligible to participate in the ICP for 2023.

ICP Performance Scorecard

For 2023, we adopted a performance scorecard that contains a minimum 50% of target baseline level of funding (subject to sufficient liquidity and Board approval) to encourage employee retention, with funding above baseline tied to outcomes measured against the following pre-established goals:

Performance Scorecard Metrics

Description	Why we use it
Achieve FID	FID is a significant milestone that represents our securing of sufficient financing and completion of the other actions necessary to proceed with the construction of the Driftwood terminal. Construction of the Driftwood terminal is a transformative event for the Company that we believe will create considerable long-term stockholder value, and we therefore believe our executive team should be strongly incentivized to get the Company to FID.
Stock price appreciation	We believe that our executive team should be compensated in part based on the returns delivered to our stockholders.

The use of a baseline was intended to combat turnover in our non-executive ranks and was not a guarantee of ICP compensation for our executive team.

2023 ICP Performance Scorecard Results and Payouts

The Company did not achieve any of the target goals under the ICP performance scorecard for 2023. As a result, and after considering the Company’s liquidity position as of December 31, 2023, the Compensation Committee did not make ICP awards for 2023, notwithstanding the baseline level of funding under the performance scorecard described above.

Performance Scorecard Results

Goal	Result	Funding Achieved
Achieve FID	Goal not achieved	None
Stock price appreciation	Goal not achieved	None
Total		0%

Legacy Awards

We have from time to time granted various types of legacy long-term incentive compensation set forth in the chart below. Although it is our intent to primarily use the ICP for long-term incentive compensation going forward, we may grant additional legacy-type awards to our NEOs, and such legacy incentives (whether granted currently or granted in prior years) are nonetheless a vital part of our incentive structure given the substantial amounts that may be earned under such incentives contingent upon future performance and continued employment.

Description of Legacy Incentives

	FID Awards	Driftwood Incentive Program Awards	Stock Options

Description

A grant of shares of restricted stock or RSUs, the vesting of which is contingent upon FID.

Mr. Simões received an FID cash award as part of his onboarding package. The FID cash award is a dollar denominated award, the vesting of which is contingent upon FID.

		A cash award under the Driftwood Incentive Program designed to reward employees, including certain of our NEOs, for commencement of work on each of the four phases of the Driftwood terminal (each, a “Phase”). Each award provides a fixed dollar amount for each Phase. After satisfaction of the relevant milestone, the amount is paid over time contingent upon continued employment, creating a meaningful long-term retention incentive.	An award of non-qualified stock options designed to allow the recipients to participate in the upside of the Company.
Why it is consistent with our compensation philosophy	Creates alignment with stockholders and links pay to achievement of a significant corporate project.	Links pay to achievement of a significant corporate project and encourages long-term retention of executives.	Creates alignment with our stockholders and encourages long-term retention of executives.
When issued	Upon initial employment or promotion, although additional awards have been made upon the achievement of strategic milestones or other events.	Generally, April 2018, although certain additional awards have been issued from time to time thereafter.	Time-vested options were issued in October 2017. Executive Chairman performance-vested options were issued in December 2020.
Vesting terms	Older awards vest in full upon FID. All awards for Mr. Simões vest in equal one-third increments upon FID and the two anniversaries thereof. Restricted stock award to Mr. Oxley vests in full on FID. Mr. Oxley’s RSU award vests in equal one-third	Vests in increments, with 25% of the award allocable to any Phase vesting on each of the first four anniversaries of the date on which a notice to proceed or similar action or authorization is issued and delivered by Driftwood LNG LLC under an EPC agreement with Bechtel to commence work	All options held by our NEOs are now fully vested.

	FID Awards	Driftwood Incentive Program Awards	Stock Options

	increments upon FID and the two anniversaries thereof.	on the applicable Phase of the Driftwood terminal (each, an “NTP Date”).
Settlement

Upon vesting, FID RSU awards are settled via delivery of shares of common stock, and shares of FID restricted stock cease to be subject to forfeiture or transfer restrictions.

Mr. Simões’s FID cash award may be settled in cash or stock.

		Upon vesting, payable in cash within 30 days of the applicable vesting date.	Exercisable into shares of common stock.
Termination of services; change of control	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Payments upon Termination or Change of Control.”	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Payments upon Termination or Change of Control.”	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Payments upon Termination or Change of Control.”
Other terms	Dividends, if any, on FID restricted stock would be accrued and paid solely when and if the related restricted stock vests. To date, no dividends have been accrued.	Each award expires on the 10-year anniversary of the grant date, or such other expiration date as is set forth in the grant agreement (the “Expiration Date”). If the NTP Date for any Phase does not occur by the Expiration Date, entitlement to the award allocated to such Phase will be forfeited without any right to compensation.	All unexercised options expire upon the tenth anniversary of the grant date.

Actions with Respect to Legacy and Other Incentives

Onboarding Grants to Mr. Oxley

On June 1, 2023, we granted Mr. Oxley various legacy-type awards to induce him to accept employment with the Company, to provide an incentive for him that aligns his interests with those of our stockholders and the achievement of FID, and to provide alignment with the remainder of the NEOs in terms of equity incentive award holdings. Mr. Oxley’s onboarding grants included 200,000 shares of fully vested stock, 200,000 shares of FID restricted stock, which vest in full upon FID, and an FID RSU award covering 200,000 shares of our common stock that vests in equal one-third tranches, with the first tranche vesting upon FID, and the remaining tranches vesting on the first and second anniversaries of FID.

In addition to the onboarding grants described above, Mr. Oxley was issued an award under the Driftwood Incentive Program in February 2024 to bring his long-term incentive opportunities in line with certain other members of the senior management team. As set forth in the following section, Mr. Oxley may earn up to $12,000,000 in the event we successfully fund all four Phases of the Driftwood terminal.

Outstanding Legacy and Other Incentive Awards

A full listing of the FID restricted stock/RSUs and stock options held by our NEOs is set forth in the section below entitled “Outstanding Equity Awards at December 31, 2023.” In addition, certain of our executives are entitled to earn the following cash incentive awards under the Driftwood Incentive Program in respect of each Phase of the Driftwood terminal:

NEO	Phase 1	Phase 2	Phase 3	Phase 4	Total Driftwood Incentive Program Award (1)

Daniel A. Belhumeur	$ 6,000,000	$ 3,000,000	$ 3,000,000	$ 3,000,000	$ 15,000,000
Simon G. Oxley (2)	$ 4,800,000	$ 2,400,000	$ 2,400,000	$ 2,400,000	$ 12,000,000
Khaled A. Sharafeldin	$ 1,800,000	$ 900,000	$ 900,000	$ 900,000	$ 4,500,000

(1)	Driftwood Incentive Program awards payable in any year will offset long-term awards under the ICP made for such year.

(2)	Mr. Oxley’s award was granted in February 2024.

Mr. Simões does not participate in the Driftwood Incentive Program.

Benefits

Retirement and Other Benefits

Our NEOs are eligible to participate in Tellurian’s defined contribution 401(k) plan, the Tellurian Services LLC 401(k) Retirement Plan (the “401(k) Plan”), on the same basis as all other employees. Tellurian matches 100% of the first 6% of a participant’s compensation that is contributed by an eligible participant to the 401(k) Plan, subject to the applicable limits imposed by the Code. In addition to the 401(k) Plan, our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental life and accidental death and dismemberment insurance, in each case on the same basis as other employees (and subject to the terms of such plans and applicable law). NEOs are also eligible for vacation and other paid holidays that are generally available to Tellurian’s employees. We do not offer a defined benefit pension plan or a nonqualified deferred compensation plan or supplemental retirement plan to any of our employees or NEOs.

Employment, Severance and Change of Control Arrangements

On October 1, 2021, we entered into employment agreements with Messrs. Souki and Simões that set forth their base compensation and provided for the annual and long-term targets that we implemented through the ICP, as generally described above for 2023. In addition, the employment agreements contain restrictive covenants for the benefit of the Company (including perpetual confidentiality and intellectual property covenants, and a non-compete and non-solicit of employees and other business relations that each apply during employment and for 12 months thereafter) and provide for the payment of cash severance and certain other benefits in the event of a termination without “cause” or resignation for “good reason.” Mr. Simões’s employment agreement also amends his FID restricted stock and FID cash awards to allow him to continue to vest in his awards post-termination if he remains employed through June 5, 2024.

Mr. Souki’s employment with us ended on December 8, 2023, at which time he became eligible to receive certain payments and benefits under his employment agreement as further described below under

“Payments Upon Termination or Change of Control—Charif Souki.” In addition, on March 1, 2024, the Company provided Mr. Simões notice of the Company’s decision not to renew the term of Mr. Simões’s employment agreement beyond its expiration of June 5, 2024. In connection with that non-renewal, the Company and Mr. Simões entered into a Transition, Separation, and General Release Agreement on March 15, 2024, providing Mr. Simões with certain payments and benefits in connection with the end of his employment, as further described below under “Looking Ahead: Management Changes in Fiscal Year 2024.”

We have also adopted executive and employee severance plans for the benefit of our other NEOs and certain additional members of our management team. The severance plans provide for the payment of cash severance and certain other benefits in the event a participant is terminated without cause. Participants in the severance plans are also subject to certain restrictive covenants for the benefit of the Company. See “Payments upon Termination or Change of Control—Summary of Severance Arrangements for NEOs” below for details on the severance benefits provided under the severance plans.

The severance plans are designed to (i) establish up front the liability of the Company in the event of an involuntary termination of an NEO, (ii) ensure the continued dedication and focus of our NEOs in the face of an actual or threatened change of control, (iii) provide an additional market-competitive compensation program that will attract and retain NEOs and other key individuals on whom our success depends, and (iv) secure certain restrictive covenants from individuals who could otherwise harm our business should they unreasonably compete with us following termination of employment.

Our NEOs are also eligible for accelerated and/or continued vesting of their long-term and other incentive awards upon the occurrence of a change of control of Tellurian and/or certain termination events, also as explained in greater detail under the heading “Payments upon Termination or Change of Control.”

Administration of Executive Compensation Program and Methodology

The Role of the Compensation Committee

Our Compensation Committee sets our compensation philosophy and objectives and designs our executive compensation program to support our strategic business objectives. The Compensation Committee is composed entirely of independent directors who are appointed by the Board and meets at least annually with the most senior members of our executive team—Mr. Belhumeur (after his appointment as President) and Mr. Houston (after his appointment as Executive Chairman), and previously Mr. Simões (during his tenure as CEO) and Mr. Souki (prior to his termination of employment)—and with any other corporate officers that the Compensation Committee deems appropriate. The Compensation Committee meets in executive session on an as-needed basis.

The Compensation Committee is responsible for the following:

●	making decisions regarding the compensation of the CEO and all other executive officers of Tellurian;

●	making decisions regarding the corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives;

●	considering information and reports with respect to whether our compensation programs encourage unnecessary or excessive risk, and reporting concerns to the Board;

●	reviewing and making recommendations to the Board regarding the equity and other incentive compensation plans, policies and programs for the benefit of Tellurian’s directors, executive officers, officers, employees and consultants and, where necessary, recommending that the Board adopt the same;

●	overseeing and administering equity and other incentive compensation plans, policies and programs in accordance with their terms;

●	reviewing the form and amount of non-employee director compensation at least annually and making recommendations with respect thereto to the Board for its approval;

●	assessing the performance criteria and compensation levels of key executives; and

●	reviewing, on a quarterly basis, progress towards the achievement of corporate performance goals and other considerations relevant to the determination of our NEOs’ compensation and approving such compensation.

The Role of Management

The Compensation Committee, along with each of the independent directors, is authorized by the Board to obtain information from and work directly with any employee in fulfilling its responsibilities. The Compensation Committee receives compensation recommendations and evaluations of the executive group (including with respect to the annual short-term ICP pool size and individual short-term ICP awards, if any) from the most senior members of the executive team, including Mr. Belhumeur (after his appointment as President) and Mr. Houston (after his appointment as Executive Chairman), and previously Mr. Simões (during his tenure as CEO) and Mr. Souki (prior to his termination of employment). The most senior members of our executive team meet with the Compensation Committee regularly as part of the Compensation Committee’s discussion and review of the performance criteria and compensation levels of key executives other than themselves. However, such individuals are not, and may not be, present during any voting or deliberations on their compensation.

Management also plays a role in Tellurian’s ICP. Management reviews the achievement of corporate goals to date and make a recommendation to the Compensation Committee regarding the size of annual ICP short-term and long-term awards to employees outside of the executive group, as well as individual award amounts to such employees. The Compensation Committee takes management’s recommendation into account but ultimately has the sole discretion to determine the amount and form of all ICP awards.

Our Chief Administrative Officer prepares materials for the most senior members of our management team and the Compensation Committee for the exercise of their distinct, but interrelated, compensation responsibilities.

The Role of the Independent Compensation Consultant

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant. In 2023, Pearl Meyer provided the Compensation Committee with advice and information regarding current executive compensation practices, including market trends and reviews, and benchmarking of our executive compensation compared to the market. Pearl Meyer also provided input into the original design of the ICP. The Compensation Committee utilizes the benchmarking data and other advice provided by Pearl Meyer in determining compensation. Representatives of Pearl Meyer are invited to Compensation Committee meetings to present their benchmarking data and to assist the Compensation

Committee with its executive compensation decisions, including decisions regarding the short-term and long-term target levels of ICP compensation. Pearl Meyer also conducts an annual assessment of issues that may or could be associated with or indicative of excessive compensation-related risk-taking and summarizes its findings for the Compensation Committee’s review. In its compensation-related risk assessments in each of 2017 through 2023, Pearl Meyer identified no programs or practices that indicated the presence of a material compensation-related risk.

Review of Executive Officer Compensation

Our review of executive officer compensation encompasses the structure of our executive compensation program, the targeted amount of compensation for each executive, and the determination of the actual amounts earned or payable under our executive compensation program. The Compensation Committee considers multiple sources of internal and external data to reach final determinations, including recommendations from the most senior members of our executive team—Mr. Belhumeur (after his appointment as President) and Mr. Houston (after his appointment as Executive Chairman), and previously Mr. Simões (during his tenure as CEO) and Mr. Souki (prior to his termination of employment). In making its determinations, the Compensation Committee may consider factors such as executive compensation programs in effect at our peer group companies, our business goals, objectives, and challenges, our budget, comparative compensation benchmarking data provided by Pearl Meyer, the nature of a particular officer’s duties and responsibilities as compared to the corresponding position used in the benchmarking data, the experience and value the executive brings to the role and the executive’s opportunities outside of the Company, the executive’s performance results, the success demonstrated by both the Company and the executive in meeting strategic and other business objectives, the relationship of compensation earned compared to Company performance, previous compensation awarded to the executive that remains outstanding, and the impact on the internal equity of our pay structure within the Company.

The Compensation Committee’s review of executive compensation is performed throughout the year on an as-needed basis. The Compensation Committee ordinarily reviews individualized, position-specific compensation benchmarking studies provided by Pearl Meyer each year. In the first or second quarter of each year, the Compensation Committee generally sets base salaries for the upcoming fiscal year along with target incentives under the ICP and the ICP performance scorecard for that year. The Compensation Committee is expected to review the year-to-date progress on the performance scorecard each quarter with the most senior members of our management team, including Mr. Belhumeur (after his appointment as President) and Mr. Houston (after his appointment as Executive Chairman), and previously Mr. Simões (during his tenure as CEO) and Mr. Souki (prior to his termination of employment). Following completion of the year, the Compensation Committee will review the ICP payouts for the NEOs recommended by the most senior members of our management team and will approve ICP payouts in the first quarter of the next year. The Compensation Committee may make other long-term and retention incentive awards from time to time as and when determined necessary or appropriate.

Compensation Peer Group

As noted above, we use peer group companies, along with other companies in our industry sectors, to benchmark our compensation. Our peer group consists of publicly traded companies in (i) the oil and gas storage and transportation sector, (ii) the oil and gas exploration and production sector and (iii) the utilities sector. We have selected companies in each of these sectors as part of our peer group because our business model makes it such that we perform functions performed by or related to companies in each of those sectors. In constructing the peer group, we also considered peers of peers, peers identified from analyst reports or by research done by Pearl Meyer, and other peers identified by management as competitors for business or talent, and we took into account financial size, industry focus, workforce, business operations, and geographic footprint in determining whether to include companies in the peer group.

With the assistance of Pearl Meyer, our Compensation Committee reviews the composition of the peer group annually so that the included companies remain relevant for comparative purposes. The Compensation Committee, with the assistance of Pearl Meyer, reviewed the peer group in the second half of 2023 and determined that no changes to the composition of the peer group were necessary, other than to replace one member of our peer group that ceased to be publicly traded in November 2022. Maintaining the size of the peer group provides continuing depth to the Compensation Committee’s analysis and protection against possible changes to our peer group from consolidations, bankruptcies, or similar events. The peer group will be used for purposes of determining compensation for 2024.

Tellurian’s peer groups for purposes of determining compensation for 2023 and 2024 are listed below:

Sector	Peer	2023	2024

Oil and Gas Storage and Transportation Companies	Cheniere Energy, Inc.	✓	✓
	EnLink Midstream, LLC	✓	✓
	Enterprise Products Partners L.P.	✓	✓
	Kinder Morgan, Inc.	✓	✓
	NextDecade Corporation	✓	✓
	NuStar Energy L.P.	✓	✓
	ONEOK, Inc.	✓	✓
	Targa Resources Corp.	✓	✓
	The Williams Companies, Inc.	✓	✓
Oil and Gas Exploration and Production Companies	APA Corporation	✓	✓
	Chesapeake Energy Corporation		✓
	Comstock Resources, Inc.	✓	✓
	Continental Resources, Inc. (1)	✓
	Devon Energy Corporation	✓	✓
	EQT Corporation	✓	✓
	Range Resources Corporation	✓	✓
	Southwestern Energy Company	✓	✓
Utilities	The AES Corporation	✓	✓
	Dominion Energy, Inc.	✓	✓
	PPL Corporation	✓	✓
	Sempra Energy	✓	✓
	Total	20	20

(1)	Continental Resources, Inc. ceased to be a publicly traded company as of November 22, 2022. It was nonetheless included in the 2023 peer groups given the compensation data that was available for the period prior to November 2022. Chesapeake Energy Corporation replaced Continental Resources, Inc. in our 2024 peer group.

Stockholder Advisory Say-on-Pay

At our annual meeting of stockholders held on June 7, 2023, our stockholders approved, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our NEOs, with approximately 84% of votes cast “for” such votes to be held every year. After considering the advisory vote of the stockholders, the Board determined to provide for the advisory “say-on-pay” stockholder vote on an annual basis. We will, therefore, hold a non-binding advisory vote regarding the compensation of our NEOs at the Meeting.

At our annual meeting of stockholders held on June 7, 2023, our stockholders approved, on a non-binding advisory basis, the compensation of our NEOs, with approximately 67% of the votes cast “for” approval. As an advisory vote, the results are not binding upon us. However, the Compensation Committee values the opinions expressed by stockholders and reached out to holders of approximately 20% of our outstanding voting stock, including several of the Company’s largest active shareholders, and asked them to discuss the Company’s approach to executive compensation, among other items. Three out of the four largest holders of our common stock (holding approximately 15% of our outstanding common stock) accepted our invitation and met with our investor relations team, and on at least one occasion met with an independent member of our Board. The following is a synopsis of the investor feedback we received regarding our executive compensation program, as well as the actions taken or intended to be taken in response to that feedback.

Feedback Received From Shareholders Regarding Executive Compensation	Action(s) in Response

Shareholders would like more distinction between short-term and long-term metrics.	➔	We plan to bifurcate the metrics for short-term and long-term incentives once the Company is out of its development phase. We note as well that the ICP does have both short-term and long-term components, with the long-term component being earned over time through extended vesting.
Shareholders prefer more traditional long-term metrics like TSR.	➔	The Company has used share price growth, which is akin to absolute TSR, as a key metric in the ICP for the last three years and intends to continue to do so. In the future, we may adjust the metric such that it is measured over a longer period and/or measured wholly or in part on a relative basis against peer companies or indices.
Shareholders would like increased disclosure about the purpose of the metrics and the thought process around setting those metrics.	➔	We have included increased disclosure in this proxy statement.
Shareholders appreciated the use of the objective performance scorecard and adjustments for not hitting target.	➔	We continued to use an objective performance scorecard in 2023. In addition, we did not fund the ICP for 2023 as the primary goals of FID and share price growth were not attained.
Shareholders believe that our peer group may not be representative of the Company.	➔	We will continue to refine our peer group. However, as a development company in a limited industry, there are very few analogous public company peers. The current peer group is therefore comprised of energy, midstream, upstream and utilities, all of which represent aspects of Tellurian’s business. Although some of these companies are much larger and integrated, they were selected because they are the companies we compete against for talent.
Shareholders noted that Mr. Souki’s pay is higher than other executive chairmen.	➔	No action required. Mr. Souki’s employment with the Company ended on December 8, 2023.

Other Policies and Considerations

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our officers and non-employee directors with the interests of our stockholders and to foster sound corporate governance. Each officer and non-employee director is required to own shares of our common stock with a value equal to a minimum dollar amount, as follows:

Leadership Position	Value of Shares

Executive Chairman and CEO	5.0x annual base salary
NEOs (other than CEO or Executive Chairman) and Executive Vice Presidents	3.0x annual base salary
Non-Employee Directors	3.0x annual Board retainer

All of our current NEOs were required to achieve the applicable level of ownership upon adoption of the guidelines, and any new officers will be required to achieve the applicable level of ownership within five years of their start date. All of our non-employee directors are required to achieve the applicable level of ownership within five years of joining the Board. Shares that count towards satisfaction of the guidelines include (i) shares owned outright by the officer or non-employee director, (ii) shares owned indirectly (e.g., by a spouse, trust, or controlled entity) and (iii) unvested restricted stock or RSUs. Unexercised stock options and long-term incentives under the ICP do not count towards satisfaction of the guidelines. Compliance with the guidelines is generally monitored once each year, as of June 30th. The value of a share will be measured annually on January 1 of each year and will be equal to the average closing price for December of the preceding year. Executive officers and non-employee directors who are subject to our stock ownership guidelines are required to hold 100% of the after-tax shares vested or acquired under equity awards granted by us until the ownership guidelines are satisfied.

On June 6, 2023, the Compensation Committee approved an exception to the Company’s stock ownership guidelines in respect of the June 30, 2023 compliance assessment date for each of Mr. Souki and Mr. Simões, who, at that time, did not own shares of Company common stock meeting the minimum value required by the guidelines due to (i) in the case of both Mr. Souki and Mr. Simões, a drop in the price of the Company’s common stock and (ii) in the case of Mr. Souki, the foreclosure on and sale of certain qualifying shares by his creditors.

Compensation Clawback Policy

Effective October 2, 2023, we adopted a new clawback policy that complies with Section 954 of the Dodd–Frank Act and the rules of the NYSE American. The new clawback policy replaced our previous clawback policy and provides for the recoupment of incentive-based compensation (e.g., cash bonuses, other cash incentives, and equity or equity-based incentives that are granted, earned, or vested upon the attainment of financial reporting measures) upon an accounting restatement of the Company’s financial statements (including upon a so-called “little r” restatement). The amount recoverable is the amount of compensation received that exceeds what would have been received had the restatement not occurred. The clawback policy applies generally to current and former executives of the Company with respect to compensation received in the three completed fiscal years of the Company prior to the date on which the Board or other body determines or directs that a restatement is required to be filed. The clawback is not dependent on the personal actions of the NEO.

Tax Considerations

In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase stockholder value.

Section 162(m) of the Code generally disallows publicly listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers (the “covered employees”). Generally, compensation in excess of $1,000,000 paid to each of the covered current and former executive officers will not be deductible by us. While the Compensation Committee considers the impact of Section 162(m) of the Code when designing and implementing our compensation programs, the Compensation Committee will continue to develop compensation programs that use a full range of criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code. In the exercise of our business judgment, we continue to have the flexibility to award compensation that may not be tax-deductible if we determine that is appropriate.

Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, the compensation will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other consultants to accelerated income tax liabilities and excise taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any additional taxes or interest that may be imposed under Section 409A of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Diana Derycz-Kessler (Chair)
Jean P. Abiteboul
Dillon J. Ferguson

Summary Compensation Table

The following table shows the compensation of the NEOs for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total

Octávio M.C. Simões, Senior Commercial Advisor and Former President and CEO (1)	2023	$1,050,000	$—	$—	$—	$126,362	$1,176,362
	2022	$1,000,000	$—	$—	$3,266,071	$127,769	$4,393,840
	2021	$725,000	$—	$—	$7,603,751	$83,174	$8,411,925
Daniel A. Belhumeur, President	2023	$525,000	$—	$—	$—	$24,102	$549,102
	2022	$500,000	$—	$—	$1,248,214	$25,988	$1,774,202
	2021	$460,000	$—	$—	$3,784,149	$21,995	$4,266,144
Simon G. Oxley, CFO (5)	2023	$306,923	$732,000	$—	$613,844	$104,709	$1,143,632
L. Kian Granmayeh, Former CFO	2023	$100,962	$—	$—	$—	$413,697	$514,659
	2022	$500,000	$549,318	$—	$1,023,535	$23,051	$2,095,904
	2021	$460,000	$—	$—	$3,746,649	$19,435	$4,226,084
Khaled A. Sharafeldin, CAO and Former Interim CFO	2023	$462,000	$—	$—	$—	$24,526	$486,526
	2022	$440,000	$—	$—	$842,285	$23,710	$1,305,995
	2021	$412,000	$—	$—	$2,480,281	$21,361	$2,913,642
Charif Souki, Former Executive Chairman	2023	$1,260,000	$—	$—	$—	$2,288,919	$3,548,919
	2022	$1,200,000	$—	$—	$5,716,071	$1,304,011	$8,220,082
	2021	$1,200,000	$—	$—	$18,982,005	$—	$20,182,005

(1)	On March 15, 2024, Mr. Simões transitioned into the role of Senior Commercial Advisor in connection with the Company’s election to not renew his employment agreement. Mr. Simões is expected to remain in that role until the end of his employment on June 5, 2024.

(2)	On January 25, 2023, the Compensation Committee approved base salary increases for the following NEOs effective as of January 1, 2023: Mr. Simões from $1,000,000 to $1,050,000, Mr. Belhumeur from $500,000 to $525,000, Mr. Granmayeh from $500,000 to $525,000, Mr. Sharafeldin from $440,000 to $462,000, and Mr. Souki from $1,200,000 to $1,260,000.

(3)	For fiscal year 2023, includes common stock, restricted stock and RSU awards granted to Mr. Oxley in connection with his commencement of employment with the Company on June 1, 2023. The grant date fair values of these awards were determined in accordance with FASB ASC Topic 718, using the assumptions set forth in Notes 2 and 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(4)	The amounts entitled “All Other Compensation” for 2023 are detailed in the following table:

Name	Premiums for Life and Disability Insurance Plans (a)	Company Contributions to 401(k) Plans (b)	Severance and Separation Benefits	Other Perquisites	Total

Octávio M.C. Simões	$15,980	$19,800	$—	$90,582 (c)	$126,362
Daniel A. Belhumeur	$4,775	$19,327	$—	$—	$24,102
Simon G. Oxley	$3,083	$17,169	$—	$84,456 (d)	$104,709
L. Kian Granmayeh	$3,841	$6,010	$403,846 (e)	$—	$413,697
Khaled A. Sharafeldin	$4,726	$19,800	$—	$—	$24,526
Charif Souki	$22,027	$—	$1,765,000 (f)	$501,892 (g)	$2,288,919

(a)	Represents premiums for life and disability insurance.

(b)	Represents matching contributions made to the Company’s 401(k) defined contribution plan.

(c)	Represents (i) $69,480 in lodging expenses for a leased apartment (including cleaning services) in Houston, Texas, for use by Mr. Simões while he is serving as an officer of the Company and (ii) $21,102 in commuting expenses on commercial airlines between his permanent residence in California and the Company’s corporate office in Houston, Texas. The lease agreement provides for monthly lease payments of $5,610 beginning on July 1, 2021 and ending on June 5, 2024.

(d)	Represents relocation expenses related to Mr. Oxley’s move from the United Kingdom to Houston, Texas upon his commencement of employment with the Company.

(e)	Represents severance and other termination benefits paid or provided to Mr. Granmayeh in the fiscal year related to his termination of employment on March 10, 2023. A portion of Mr. Granmayeh’s total severance of $525,000 was paid in fiscal year 2024 contingent on him complying with certain restrictive covenants and other contractual obligations, and that portion of his severance is therefore not included in the table above.

(f)	Represents severance and other separation benefits paid or payable to Mr. Souki related his termination of employment on December 8, 2023. Mr. Souki’s severance of $6,428,000 along with certain other termination-related benefits are to be paid in fiscal year 2024 contingent on him complying with certain restrictive covenants and other contractual obligations and are therefore not included in the table above.

(g)	Represents (i) housing costs of $64,000 paid to or on behalf of Mr. Souki and (ii) perquisites related to air travel expenses, including amounts associated with business travel that had a personal aspect. The amount shown generally includes the entire cost of such flights. Business flights were not considered to have a personal aspect merely because they were to or from either of Mr. Souki’s homes in Aspen, Colorado and, after September 2023, Washington, DC. The other perquisites amount does not include approximately $1,265,700 of costs we incurred in 2023 associated with private plane travel and lodging for Mr. Souki for trips to and from Aspen or, after September 2023, Washington, DC and our headquarters in Houston, Texas. On business trips, Mr. Souki was occasionally accompanied by guests. The other perquisites amount for Mr. Souki does not include the aggregate incremental cost to the Company associated with the additional passengers on such trips, which incremental cost was less than $10,000 in the aggregate.

(5)            Mr. Oxley commenced employment on June 1, 2023.

Grants of Plan-Based Awards

The following table summarizes possible future payouts under awards made to our NEOs in the fiscal year ended December 31, 2023 as well as the grant of fully vested stock, restricted stock awards and RSUs to one of our NEOs in the fiscal year ended December 31, 2023.

Name	Grant date		Estimated future payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	(#)	($)

Octávio M.C. Simões	6/6/2023	(1)	$—	$1,312,500	$2,296,875	—	$—
Daniel A. Belhumeur	6/6/2023	(1)	$—	$525,000	$918,750	—	$—
	6/6/2023	(2)	$—	$1,575,000	$3,150,000	—	$—
Simon G. Oxley	6/6/2023	(1, 3)	$—	$306,923	$537,115	—	$—
	6/6/2023	(2, 3)	$—	$920,769	$1,841,538	—	$—
	6/1/2023	(4)	$—	$—	$—	200,000	$244,000
	6/1/2023	(5)	$—	$—	$—	200,000	$244,000
	6/1/2023	(6)	$—	$—	$—	200,000	$244,000
L. Kian Granmayeh	—	—	$—	$—	$—	—	$—
Khaled A. Sharafeldin	6/6/2023	(1)	$—	$462,000	$739,200	—	$—
	6/6/2023	(2)	$—	$924,000	$1,848,000	—	$—
Charif Souki	6/6/2023	(1)	$—	$1,890,000	$3,780,000	—	$—

(1)	Represents the target and maximum values of short-term awards under the Incentive Compensation Program for performance in 2023.

(2)	Represents the target and maximum values of long-term awards under the Incentive Compensation Program for performance in 2023.

(3)	Target and maximum values have been pro-rated based on Mr. Oxley’s employment commencement date of June 1, 2023.

(4)	200,000 shares of fully vested stock. The grant date fair value is based on the closing price of our common stock on the date of grant of $1.22.

(5)	200,000 shares of restricted stock, which vest 100% at FID. The grant date fair value is based on the closing price of our common stock on the date of grant of $1.22.

(6)	200,000 RSUs, which vest in equal one-third increments upon FID and the first and second anniversaries of FID. The grant date fair value is based on the closing price of our common stock on the date of grant of $1.22.

Outstanding Equity Awards at December 31, 2023

The following table summarizes information regarding unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2023 for each of the NEOs.

Name	Option Awards						Stock Awards
	Number of securities underlying un- exercised options (#) Exercisable		Number of securities underlying un-exercised options (#) Un- exercisable	Equity incentive plan awards: Number of securities underlying un- exercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (1)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (2)

Octávio M.C. Simões	—		—	—	$—	—	2,000,000	$1,511,200
Daniel A. Belhumeur	80,000		—	—	$10.32	10/16/2027	1,170,000	$884,052
Simon G. Oxley	—		—	—	$—	—	400,000	$302,240
L. Kian Granmayeh	—		—	—	$—	—	174,942	$132,186
Khaled A. Sharafeldin	58,000		—	—	$10.32	10/16/2027	526,500	$397,823
Charif Souki	3,333,333	(3)	—	—	$3.50	3/18/2024	—	$—
	3,333,333	(3)	—	—	$4.50	3/18/2024	—	$—
	3,333,334	(3)	—	—	$5.50	3/18/2024	—	$—

(1)	This column represents awards of restricted shares or RSUs of Tellurian stock. Restricted shares and RSU FID awards held by Messrs. Belhumeur and Sharafeldin will vest in full upon FID, as will 200,000 shares of restricted stock granted to Mr. Oxley. The 2,000,000 restricted shares granted to Mr. Simões will vest as follows: (i) 666,666 of such restricted shares will vest upon each of FID and the first anniversary of FID and (ii) 666,668 of such restricted shares will vest on the second anniversary of FID. Mr. Granmayeh’s 174,942 RSUs remained outstanding following his termination of employment but were forfeited on March 10, 2024 because the Company did not achieve FID by such date. The 200,000 RSUs granted to Mr. Oxley are subject to the following vesting schedule: (i) 66,666 of such RSUs will vest upon FID, (ii) 66,666 of such RSUs will vest on the first anniversary of FID, and (iii) 66,667 of such RSUs will vest on the second anniversary of FID.

(2)	Market or payout value based on the $0.7556 closing price of Tellurian common stock on the NYSE American on December 29, 2023, the last trading day of 2023.

(3)	As a result of Mr. Souki’s termination of employment and cessation of Board service with the Company, his options expired by their terms on March 18, 2024.

Option Exercises and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the vesting of stock awards during the fiscal year ended December 31, 2023.

Name	Stock awards
	Number of shares acquired on vesting (#)		Value realized on vesting ($)

Octávio M.C. Simões	—		$—
Daniel A. Belhumeur	—		$—
Simon G. Oxley	200,000	(1)	$244,000
L. Kian Granmayeh	—		$—
Khaled A. Sharafeldin	—		$—
Charif Souki	—		$—

(1)	Reflects the issuance of fully vested shares to Mr. Oxley in connection with his commencement of employment with the Company on June 1, 2023. The value realized is based on the $1.22 closing price of Tellurian common stock on the NYSE American on June 1, 2023.

Payments upon Termination or Change of Control

Kian Granmayeh

As described above, Kian Granmayeh resigned as Chief Financial Officer of the Company effective as of March 10, 2023. In connection with his resignation, Mr. Granmayeh entered into a Separation Agreement with the Company on March 5, 2023 (the “CFO Separation Agreement”). Prior to executing the CFO Separation Agreement, Mr. Granmayeh was not subject to any restrictive covenants in favor of the Company, and the CFO Separation Agreement was therefore designed to incentivize Mr. Granmayeh to agree to certain restrictive covenants which are protective of the Company’s business and its employee base, which the Company viewed as critical given the robust and highly competitive market for LNG talent. Pursuant to the CFO Separation Agreement, and in exchange for Mr. Granmayeh’s agreement not to compete with the Company, not to solicit our employees and other service providers and business contacts, not to disparage the Company, and not to disclose the Company’s confidential information, Mr. Granmayeh received payments of $525,000, the equivalent of one year’s salary, paid over a 12-month period.

In addition, pursuant to the CFO Separation Agreement, Mr. Granmayeh forfeited all of his outstanding equity awards and long-term cash-based awards except a grant of 174,942 RSUs made to him in January 2022, which would have vested, if at all, in accordance with the terms of the grant agreement as if his employment had not terminated, had FID occurred on or before March 10, 2024. Because FID did not occur on or before March 10, 2024, the remaining 174,942 RSUs were forfeited. The ability to maintain and potentially vest in a portion of the RSUs was an important part of the consideration designed to incentivize Mr. Granmayeh to agree to and abide by the restrictive covenants described above.

Mr. Granmayeh also executed a customary release of claims pursuant to the CFO Separation Agreement.

Charif Souki

As described above, the Company terminated Mr. Souki’s employment on December 8, 2023. In connection with Mr. Souki’s termination of employment and the terms of his employment agreement with the Company dated as of October 1, 2021 (the “Souki Employment Agreement”), the Company and Mr. Souki executed a Separation Agreement and General Release (the “Separation and Release Agreement”) which provides that Mr. Souki will receive benefits consisting of (i) a cash severance amount equal to $6,428,000, payable in substantially equal installments over 12 months following the termination date, (ii) a lump-sum payment of $1,000,000 payable on December 22, 2023, (iii) a pro-rated annual bonus for the 2023 calendar year; provided that the Company approves and pays 2023 annual bonuses for each of the Company’s executive officers, (iv) the transfer of certain travel-related benefits to Mr. Souki with a cost to the Company of approximately $660,000, and (v) eligibility for any unvested and outstanding tracking units granted to Mr. Souki under the Company’s incentive compensation program to remain outstanding and eligible to vest pursuant to the terms of the program and applicable award agreement without regard to the continuous service requirement (the value of Mr. Souki’s 3,302,664 outstanding tracking units as of December 31, 2023, based on the $0.7556 per share closing price of our common stock on December 29, 2023, the last trading day of 2023, was $2,495,493). Mr. Souki also received thirty (30) days’ base salary in a lump sum of $105,000 in lieu of the 30-day notice period specified under Section 4(d) of the Souki Employment Agreement.

The Separation and Release Agreement confirms that certain provisions contained in the Souki Employment Agreement, including confidentiality, non-competition, non-solicitation and certain restrictions relating to the disclosure of proprietary information, shall remain in full force and effect. Mr. Souki’s right to receive or retain the separation benefits described above is contingent upon his complying with the terms of the Separation and Release Agreement, including the terms and conditions of the Employment Agreement that remain in full force and effect. The Separation and Release Agreement also contains customary terms applicable to the departure of an executive of the Company, including recoupment and confidentiality provisions, as well as the resignation by Mr. Souki from the Board effective as of December 19, 2023.

Summary of Severance Arrangements for Remaining NEOs

As described above, we previously entered into an employment agreement with Mr. Simões that provides certain severance benefits upon various types of termination of employment. In addition, we have adopted the executive and employee severance plans that provide for certain severance and “change of control” benefits to our NEOs other than Mr. Simões. The following chart sets forth the effect of various types of terminations under the executive employment agreements and under the severance plans.

Death or Disability	Termination without Cause	Resignation with Good Reason	Termination without Cause or Resignation with Good Reason Following a Change of Control*

Simões Employment Agreement
Earned but unpaid annual short-term compensation under the ICP with respect to the year prior to the year in which termination occurs, payable in a lump sum sixty (60) days following termination (the “Unpaid Prior Year STI”).

Two (2) times the sum of base salary and target short-term compensation under the ICP, paid in installments over twelve (12) months.

Unpaid Prior Year STI.

Subject to the achievement of the applicable performance goals, pro-rated short-term compensation under the ICP for the year of termination (the “Pro-Rata STI”).

		Same as upon termination without “cause.”	Three (3) times the sum of base salary and target short-term compensation under the ICP, paid in a lump sum sixty (60) days following termination. Unpaid Prior Year STI. Pro-Rata STI.
Executive Severance Plan (NEOs other than the CEO, and CAO) and Employee Severance Plan (CAO)
None.	Twelve (12) months of base salary (six (6) months of base salary for our CAO), paid in	None.	Two (2) times base salary (one (1) times base salary for our CAO), paid in a lump sum within

Death or Disability	Termination without Cause	Resignation with Good Reason	Termination without Cause or Resignation with Good Reason Following a Change of Control*

installment over the severance period.

Unpaid Prior Year STI.

Target short-term compensation (or pro-rated target short-term compensation for our CAO) under the ICP for the year of termination, paid in a lump sum within sixty (60) days following termination.

COBRA subsidy for up to twelve (12) months (six (6) months for our CAO).

Outplacement services for twelve (12) months (six (6) months for our CAO).

sixty (60) days following termination.

Unpaid Prior Year STI.

Two (2) times (one (1) times for our CAO) target short-term compensation under the ICP for the year of termination, paid in a lump sum within sixty (60) days following termination.

COBRA subsidy for up to eighteen (18) months (six (6) months for our CAO).

Outplacement services for eighteen (18) months (six (6) months for our CAO).

*	Enhanced benefits in connection with a “change of control” only apply in the following circumstances: (i) under Mr. Simões’s employment agreement, on a termination without “cause” or resignation for “good reason” upon or within 12 months following a “change of control”; (ii) under the executive severance plan, on a termination without “cause” or resignation for “good reason” upon or within two years following a “change of control”; and (iii) under the employee severance plan (for our CAO), on a termination without “cause” upon or within one year following a “change of control.”

Summary of Termination and Change of Control Benefits for NEOs under Long-term Incentive and Equity Incentive Awards

In addition to the severance benefits provided by our employment agreement with Mr. Simões and under our executive and employee severance plans, certain of our long-term incentive or equity incentive awards contain specialized vesting provisions applicable in the event of a termination of employment or a “change of control.” The following chart sets forth the effect of (i) various types of terminations and (ii) a “change of control” under our long-term cash and equity incentive awards issued to our NEOs.

Disability	Death	Termination without Cause	Change of Control

Driftwood Incentive Program

Full vesting of any portion of any Driftwood Incentive Program award allocated to any Phase for which the applicable NTP Date has occurred as of the date of such termination or within one year thereafter.

Any portion of a Driftwood Incentive Program award that does not vest in accordance with these terms will be forfeited on the first anniversary of the date of termination of service.

Upon death before the occurrence of the NTP Date of a particular Phase, any portion of the Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to become fully vested, subject to the occurrence of the applicable NTP Date before the Expiration Date.

Upon death on or after the occurrence of the NTP Date for a particular Phase, any unvested portion of an award allocated to such Phase will vest in full as of the date of such termination of service.

Upon a “termination without cause” (which would include for each of our NEOs with a Driftwood Incentive Program award other than our CAO and CFO certain terminations by the NEO) before, on or after the NTP Date for a particular Phase, any unvested portion of a Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule (subject to the occurrence of the NTP Date on or before the Expiration Date).

Upon the occurrence of a “change of control,” any unvested portion of any Driftwood Incentive Program award granted to our NEOs (other than our CAO and CFO) will fully vest as of the date of the “change of control” if either (i) the applicable NEO has not experienced a termination of service prior to the “change of control” or (ii) subject to a release of claims and compliance with restrictive covenants, there has been a “termination without cause” within six months prior to the date of the “change of control.”

Disability	Death	Termination without Cause	Change of Control

Continued vesting is subject to (i) compliance of the NEO with any restrictive covenants to which he or she is subject, and (ii) the NEO’s execution of a release of claims.

Our CAO’s or CFO’s Driftwood Incentive Program award will only vest in connection with a “change of control” if our CAO or CFO incurs a termination without “cause” during the 12-month period following a “change of control,” subject to his continued compliance with restrictive covenants and a release of claims.

FID Restricted Stock Awards (Amended and Restated Tellurian Investments 2016 Omnibus Incentive Plan)
Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, and subject to Compensation Committee discretion to accelerate vesting following termination.	Same as upon disability.	Same as upon disability.	Upon the occurrence of a “change of control,” any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, provided that any unvested shares of restricted stock fully vest upon a termination without cause or upon death or disability within twelve (12) months following a “change of control,” subject to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims.
Simões FID Restricted Stock and FID Cash Incentive Awards
Any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof without regard to continued employment, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.	Same as upon disability (release not required).	Same as upon disability.	Upon the occurrence of a “change of control,” any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof, but the Board has the discretion to accelerate the vesting of all or any portion of the cash award. Any unvested shares of restricted stock fully vest upon a termination without cause within twelve (12) months following a “change of control,” subject to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims.
Long-Term Incentives Under the ICP
Any vested and unpaid portion will be paid as if the participant remained employed through the date of payment. Any unvested portion will remain eligible to vest and be paid following such termination of employment as if the participant remained employed through the applicable vesting dates, subject to compliance with confidentiality agreements and restrictive covenants and the	Same as upon disability.	Same as upon disability. The same treatment applies upon resignation with “good reason.”	No accelerated vesting.

Disability	Death	Termination without Cause	Change of Control

execution of a general release of claims.

Estimated Termination and Change of Control Benefits

The following table quantifies the dollar value of benefits that would have been received by the NEOs (other than Messrs. Granmayeh and Souki), in the event of a “change of control” and/or had they experienced a termination of employment under various circumstances as of December 31, 2023. The table assumes that payments and benefits are not reduced to avoid application of the golden parachute provisions of Sections 280G and 4999 of the Code.

Name	Cash Severance (1)(2)	Outstanding Unvested Options (3)	Health and Welfare Benefits	Outstanding Driftwood Construction Incentive Program (4)	Outstanding Cash-Settled Long-Term Incentive Awards Under the ICP (5)	Outstanding Restricted Stock / RSUs (6)	Long-term Cash- Denominated Incentive Awards (7)	Total

Octávio M.C. Simões
Retirement	$—	—	$—	$—	$—	$—	$—	$—
Death, Disability	$—	—	$—	$—	$1,162,831	$1,511,200	$5,000,000	$7,674,031
Termination without Cause	$6,037,500	—	$—	$—	$1,162,831	$1,511,200	$5,000,000	$13,711,531
Termination for Good Reason	$6,037,500	—	$—	$—	$1,162,831	$—	$—	$7,200,331
Change of Control without Termination	$—	—	$—	$—	$—	$—	$—	$—
Termination in connection with a Change of Control	$8,400,000	—	$—	$—	$1,162,831	$1,511,200	$5,000,000	$16,074,031
Daniel A. Belhumeur
Retirement	$—	—	$—	$—	$—	$—	$—	$—
Death, Disability	$—	—	$—	$—	$466,705	$884,052	$—	$1,350,757
Termination without Cause	$1,050,000	—	$25,360	$—	$466,705	$884,052	$—	$2,426,116
Termination for Good Reason	$1,050,000	—	$25,360	$—	$466,705	$—	$—	$1,542,064
Change of Control without Termination	$—	—	$—	$15,000,000	$—	$—	$—	$15,000,000
Termination in connection with a Change of Control	$2,100,000	—	$38,040	$15,000,000	$466,705	$884,052	$—	$18,488,796
Simon G. Oxley
Retirement	$—	—	$—	$—	$—	$—	$—	$—
Death, Disability	$—	—	$—	$—	$—	$302,240	$—	$302,240
Termination without Cause	$1,050,000	—	$25,360	$—	$—	$302,240	$—	$1,377,600
Termination for Good Reason	$1,050,000	—	$25,360	$—	$—	$—	$—	$1,075,360
Change of Control without Termination	$—	—	$—	$—	$—	$—	$—	$—
Termination in connection with a Change of Control	$2,100,000	—	$38,040	$—	$—	$302,240	$—	$2,440,280

Name	Cash Severance (1)(2)	Outstanding Unvested Options (3)	Health and Welfare Benefits	Outstanding Driftwood Construction Incentive Program (4)	Outstanding Cash-Settled Long-Term Incentive Awards Under the ICP (5)	Outstanding Restricted Stock / RSUs (6)	Long-term Cash- Denominated Incentive Awards (7)	Total

Khaled A. Sharafeldin
Retirement	$ —	—	$ —	$ —	$ —	$ —	$ —	$ —
Death, Disability	$ —	—	$ —	$ —	$ 275,854	$ 397,823	$ —	$ 673,678
Termination without Cause	$ 693,000	—	$ 12,680	$ —	$ 275,854	$ 397,823	$ —	$ 1,379,358
Termination for Good Reason	$ —	—	$ —	$ —	$ —	$ —	$ —	$ —
Change of Control without Termination	$ —	—	$ —	$ —	$ —	$ —	$ —	$ —
Termination in connection with a Change of Control	$ 924,000	—	$ 12,680	$ 4,500,000	$ 275,854	$ 397,823	$ —	$ 6,110,358

(1)	In the event of a termination without “cause” or a resignation for “good reason,” in each case not during a “change of control protection period” (i.e., the period beginning on the occurrence of a “change of control” and ending 12 months thereafter), the employment agreement with Mr. Simões provides for a cash severance payment equal to (i) subject to the satisfaction of the applicable performance goals for the applicable calendar year in which the termination occurs, the discretionary annual cash bonus, if any, in respect of such calendar year had Mr. Simões remained employed in good standing with the Company through the payment date, pro-rated for the number of days during the calendar year of termination that Mr. Simões was employed by the Company (the “Pro-Rata Bonus”), which, for purposes of the above estimate, is assumed to be equal to Mr. Simões’s “target” bonus, plus (ii) two (2) times the sum of Mr. Simões’s aggregate base salary and target short-term compensation as of December 31, 2023. In the event of a termination without “cause” or a resignation for “good reason,” in each case during a change of control protection period, the employment agreement with Mr. Simões provides for a cash severance payment equal to (i) the Pro-Rata Bonus plus (ii) three (3) times the sum of Mr. Simões’s aggregate base salary and target short-term compensation as of December 31, 2023. The amounts in this table depict estimates of the compensation and benefits that Mr. Simões would have been eligible to receive had one of these events occurred during fiscal year 2023. However, as noted above, the Company provided Mr. Simões notice of the Company’s decision not to renew the term of Mr. Simões’s employment agreement beyond its expiration of June 5, 2024. In connection with that non-renewal, the Company and Mr. Simões entered into a Transition, Separation, and General Release Agreement on March 15, 2024, providing Mr. Simões with certain payments and benefits in connection with the end of his employment, as further described below under “Looking Ahead: Management Changes in Fiscal Year 2024.”

(2)	Represents severance amounts payable to Messrs. Belhumeur, Oxley, and Sharafeldin under our applicable severance plans in the event of a “termination without cause” or “resignation for good reason,” in each case either during or outside of a change of control protection period, as applicable.

(3)	All outstanding and unvested options held by our NEOs had an exercise price greater than the closing price of Tellurian common stock as of December 29, 2023, the last trading day of 2023, and the NEOs would, therefore, not be entitled to any payments with respect to their outstanding options upon the occurrence of a “change of control” or upon termination of employment for any reason as of December 31, 2023.

(4)	In the event of a “change of control,” the Driftwood Incentive Program awards granted to Mr. Belhumeur would fully vest and become payable, and the Driftwood Incentive Program awards granted to Mr. Sharafeldin would fully vest and become payable upon certain terminations of employment on or within 12 months following the “change of control.” Upon a “termination without cause” on or after the NTP Date for a particular Phase, any unvested portion of a Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule. No NTP Dates have occurred as of December 31,

2023 and, therefore, none of the NEOs have been entitled to any payments under their Driftwood Incentive Program awards solely upon a termination for any reason on December 31, 2023. However, in the event that an NTP Date were to occur following certain terminations of employment, the NEOs would be eligible to earn payments with respect to the applicable Phase under their Driftwood Incentive Program awards. If all of the NTP Dates had occurred as of December 31, 2023, our NEOs would have received the full amount of their Driftwood Incentive Program awards (the value of which is reflected in the above table for a “Termination in connection with a Change of Control”) upon a termination of their employment due to death or “disability.” Our NEOs would also have received full payment of their Driftwood Incentive Program awards (with the same value) if all of the NTP Dates had occurred as of December 31, 2023 and there were a “termination without cause” (which, except Mr. Sharafeldin, would include a termination by the NEO for good reason under certain circumstances), but the amounts would become vested and payable over time on the regularly scheduled vesting dates. For more information regarding the treatment of the Driftwood Incentive Program awards upon the occurrence of a “change of control” or upon a termination of employment, see the chart above under the heading “Payments upon Termination or Change of Control—Summary of Termination and Change of Control Benefits for NEOs under Long-term Incentive and Equity Incentive Awards.” The Driftwood Incentive Program award issued to Mr. Oxley is not included in the above table as it was issued in February 2024.

(5)	Amounts in this column represent cash-settled long-term incentive awards issued under the ICP that were unvested and outstanding as of December 31, 2023. Amounts for Mr. Simões are estimates as of December 31, 2023 and do not take into account the terms of the Transition, Separation, and General Release Agreement he entered into with the Company on March 15, 2024. Please see “Looking Ahead: Management Changes in Fiscal Year 2024” for additional details.

(6)	Amounts are based on the value of all unvested shares of restricted stock and all unvested RSUs on December 29, 2023, the last trading day of 2023, and are calculated using the $0.7556 closing price of Tellurian common stock on the NYSE American on such date. Contractual provisions vary among the different restricted stock and RSU grants and in some cases provide that awards will remain outstanding and vest only if FID occurs; immediate accelerated vesting is generally permissive and not mandatory under most scenarios. The amounts set forth in the table, therefore, generally represent the maximum value of potential accelerated vesting as of December 31, 2023 and should not be viewed as indicative of the actual vesting that would occur in most scenarios. No amounts have been included in the above table based solely on discretionary acceleration upon a change of control; instead, acceleration upon a change of control is included in the above table solely when accompanied by a termination in connection with a change of control. See “Payments upon Termination or Change of Control—Summary of Termination and Change of Control Benefits for NEOs under Long-term Incentive and Equity Incentive Awards” for additional details regarding vesting acceleration. Amounts for Mr. Simões are estimates as of December 31, 2023 and do not take into account the terms of the Transition, Separation, and General Release Agreement he entered into with the Company on March 15, 2024. Please see “Looking Ahead: Management Changes in Fiscal Year 2024” for additional details.

(7)	Amounts in this column reflect the FID cash incentive award for Mr. Simões. Amounts for Mr. Simões are estimates as of December 31, 2023 and do not take into account the terms of the Transition, Separation, and General Release Agreement he entered into with the Company on March 15, 2024. Please see “Looking Ahead: Management Changes in Fiscal Year 2024” for additional details.

Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd–Frank Act and the implementing rules under Item 402(v) of Regulation S-K, we are providing the following pay versus performance disclosure. For additional information concerning our executive compensation programs, please refer to our Compensation Discussion and Analysis above.

Pay Versus Performance Table

Year	Summary Compen- sation Table Total for PEO (Simões)	Compen-sation Actually Paid to PEO (Simões) (1)	Summary Compen- sation Table for PEO (Gentle)	Compensation Actually Paid to PEO (Gentle) (2)	Average Summary Compen-sation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based On:		Net Income (5)	Upstream Production (Million Cubic Feet per Day) (6)
							Total Share- holder Return	Peer Group Total Share- holder Return (4)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2023	$ 1,176,362	($ 672,438)	N/A	N/A	$1,248,568	$ 302,605	10	126	($ 166,177,000)	198.6
2022	$ 4,393,840	$ 1,593,840	N/A	N/A	$ 3,363,296	$ 1,373,563	23	125	($ 49,810,000)	129.7
2021	$ 8,411,925	$ 12,054,325	N/A	N/A	$ 7,307,942	$ 11,629,863	42	104	($ 114,738,000)	39.2
2020	$ 2,900,746	$ 2,744,502	$ 2,232,757	($17,453,467)	$ 2,194,126	($ 4,371,049)	18	81	($ 210,696,000)	46.2

(1)	Octávio Simões was the Company’s principal executive officer, or PEO, for a portion of 2020 and all of 2021–2023. The following table contains a reconciliation of the amounts reflected in the Summary Compensation Table for Mr. Simões for each year covered in the Pay Versus Performance Table above (as reported in column (b) above) as compared to the amount reported as compensation actually paid, or CAP, to Mr. Simões for each such covered year (as reported in column (c) above). Amounts reported as compensation actually paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect amounts actually realized or received by Mr. Simões.

	2020	2021	2022	2023

Summary Compensation Table total for Mr. Simões for the covered year	$ 2,900,746	$ 8,411,925	$ 4,393,840	$ 1,176,362
Less: Stock and option awards as reported in the Summary Compensation Table for the covered fiscal year	($ 2,221,200)	($ 0)	($ 0)	($ 0)
Plus: Fair value of stock and option awards granted during the covered fiscal year that are outstanding and unvested as of the end of that covered fiscal year	$ 2,560,000	$ 0	$ 0	$ 0
Plus: Change in fair value as of the end of the covered fiscal year of stock and option awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$ (240,000)	$ 3,600,000	($ 2,800,000)	($1,848,800)
Plus: Fair value of stock and option awards that are granted and vest in the covered fiscal year	$ 0	$ 0	$ 0	$ 0
Plus: Change in fair value as of the vesting date of any stock and option awards granted in a prior fiscal year that vest during the covered fiscal year	$ (255,044)	$ 42,400	$ 0	$ 0
Less: Fair value as of the end of the prior fiscal year of all stock and option awards forfeited during the covered fiscal year	($ 0)	($ 0)	($ 0)	($ 0)
Plus: The dollar value of all dividends or dividend equivalent amounts paid on awards in the covered fiscal year	$ 0	$ 0	$ 0	$ 0

	2020	2021	2022	2023

Compensation Actually Paid to Mr. Simões for the covered year	$ 2,744,502	$ 12,054,325	$ 1,593,840	($ 672,438)

(2)	Meg Gentle was the Company’s PEO for a portion of 2020. The following table contains a reconciliation of the amounts reflected in the Summary Compensation Table for Ms. Gentle for 2020 (as reported in column (d) above) as compared to the amount reported as compensation actually paid to Ms. Gentle for 2020 (as reported in column (e) above). Amounts reported as compensation actually paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect amounts actually realized or received by Ms. Gentle.

2020

Summary Compensation Table total for Ms. Gentle for the covered year	$ 2,232,757
Less: Stock and option awards as reported in the Summary Compensation Table for the covered fiscal year	($ 0)
Plus: Fair value of stock and option awards granted during the covered fiscal year that are outstanding and unvested as of the end of that covered fiscal year	$ 0
Plus: Change in fair value as of the end of the covered fiscal year of stock and option awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	($ 19,500,000)
Plus: Fair value of stock and option awards that are granted and vest in the covered fiscal year	$ 0
Plus: Change in fair value as of the vesting date of any stock and option awards granted in a prior fiscal year that vest during the covered fiscal year	($ 186,224)
Less: Fair value as of the end of the prior fiscal year of all stock and option awards forfeited during the covered fiscal year	($ 0)
Plus: The dollar value of all dividends or dividend equivalent amounts paid on awards in the covered fiscal year	$ 0
Compensation Actually Paid to Ms. Gentle for the covered year	($ 17,453,467)

(3)	The following table contains a reconciliation of the average of the amounts reflected in the Summary Compensation Table for the NEOs (other than the PEOs) for each year covered in the Pay Versus Performance Table above (as reported in column (f) above) as compared to the amount reported as average compensation actually paid to the non-PEO NEOs for each such covered year (as reported in column (g) above). Amounts reported as compensation actually paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect amounts actually realized or received by our non-PEO NEOs. The NEOs (other than the PEOs) whose compensation is used to calculate the average amounts in the Pay Versus Performance Table above are Daniel Belhumeur (2020–2023), Simon Oxley (2023 only), Khaled Sharafeldin (2020–2023), Charif Souki (2020–2023), Kian Granmayeh (2020–2023), and Keith Teague (2020 and 2021 only).

	2020	2021	2022	2023

Average of Summary Compensation Table Total for non-PEO named executive officers	$ 2,194,126	$ 7,307,942	$ 3,363,296	$ 1,248,568
Less: Average of stock and option awards as reported in the Summary Compensation Table for the covered fiscal year	($ 1,664,319)	($ 0)	($ 137,329)	($ 146,400)
Plus: Average of fair value of stock and option awards granted during the covered fiscal year that are outstanding and unvested as of the end of that covered fiscal year	$ 1,644,971	$ 0	$ 73,476	$ 60,448
Plus: Average of the change in fair value as of the end of the covered fiscal year of stock and option awards granted in	($ 6,565,870)	$ 3,373,761	($ 1,517,545)	($ 345,992)

	2020	2021	2022	2023

any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year
Plus: Average of fair value of stock and option awards that are granted and vest in the covered fiscal year	$ 69,465	$ 0	$ 0	$ 48,800
Plus: Average of change in fair value as of the vesting date of any stock and option awards granted in a prior fiscal year that vest during the covered fiscal year	($ 49,422)	$ 948,160	($ 408,333)	($ 420,000)
Less: Average of the fair value as of the end of the prior fiscal year of all stock and option awards forfeited during the covered fiscal year	($ 0)	($ 0)	($ 0)	($ 142,819)
Plus: The dollar value of all dividends or dividend equivalent amounts paid on awards in the covered fiscal year	$ 0	$ 0	$ 0	$ 0
Average Compensation Actually Paid to the non-PEO named executive officers for the covered year	($ 4,371,049)	$ 11,629,863	$ 1,373,563	$ 302,605

(4)	The peer group total shareholder return for each year in the table is calculated using the peer group we used to help determine executive pay for such year as disclosed in our relevant CD&A, adjusted to account for peers that were acquired during the relevant year. The peer group consisted of Cheniere Energy, Inc., Enterprise Products Partners L.P., Gibson Energy Inc. (2020 and 2021 only), Kinder Morgan, Inc., NextDecade Corporation, NuStar Energy L.P., ONEOK, Inc., Targa Resources Corp, The Williams Companies, Inc., APA Corporation, Continental Resources, Inc. (2021–2023 only), EQT Corporation, Range Resources Corporation, Southwestern Energy Company, WPX Energy, Inc. (2020 only), The AES Corporation, Dominion Energy, Inc., PPL Corporation, Sempra, Enlink Midstream (2022 and 2023 only), Comstock Resources, Inc. (2022 and 2023 only), and Devon Energy Corporation (2022 and 2023 only).

(5)	“Net Income” is the Company’s net income as reflected in our audited financial statements for the applicable fiscal year.

(6)	“Upstream Production” is the Company’s annual natural gas production (reported in million cubic feet per day) as reported in the Company’s Form 10-K for fiscal years 2020, 2021, 2022, and 2023, as applicable.

2023 Tabular List

In our assessment, the most important performance measures used to link compensation actually paid (as calculated in accordance with SEC rules) to Company performance are listed in the table below, in no particular order:

Most Important Financial Measures Used to Link Compensation Actually Paid to Company Performance

Upstream Production
Stock Price Appreciation (TSR)
Cash Balance
Achievement of FID
Net Income
Gross Revenue

Descriptions of Relationships Between CAP and Certain Financial Performance Measures Results

The following graphs show, across the years covered in the Pay Versus Performance Table, the relationships between (i) our cumulative TSR and the cumulative TSR for the peer group reflected in the Pay Versus Performance Table above, (ii) the compensation actually paid to our PEOs and the TSR, net income, and upstream production results set forth in the Pay Versus Performance Table above, and (iii) the average compensation actually paid to our non-PEO NEOs and the TSR, net income, and upstream production results set forth in the Pay Versus Performance Table above.

Pay Ratio Disclosure

The following disclosure provides the median of the annual total compensation for all of Tellurian’s employees (excluding our CEO), the annual total compensation of our CEO and the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation for all of Tellurian’s employees (excluding our CEO) for the fiscal year ended December 31, 2023:

	CEO Compensation	Median Employee Compensation

	$1,176,362	$170,910
Ratio of CEO pay to pay of median employee

As of December 31, 2023, our total population consisted of 168 employees (including our CEO). Our CEO to median employee pay ratio is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K. We identified the median compensation employee as of December 31, 2023. To identify the median compensated employee, we used the aggregation of base salary or total wages (including overtime compensation) and target annual short-term and long-term incentive compensation (expressed as a percentage of salary or annualized total wages (including overtime compensation)). We used target short-term and long-term incentive compensation because it provides a normalized, consistent and more accurate representation of the pay distribution of our workforce when considering such individuals. We also annualized base salary and wages for those individuals not employed for a full year in 2023, where SEC rules permitted, for the purpose of identifying our median employee, in recognition of the significant number of new hires who were employed and compensated for only part of 2023. We excluded four non-U.S. employees in Singapore and one non-U.S. employee in Spain. In each jurisdiction in which employees were excluded from the calculation, the excluded employees accounted for all of the employees in the respective countries and less than 5% of the Company’s total employee population from our analysis (which calculation is based on our total U.S. and non-U.S. employee populations as of December 31, 2023 of 156 and six, respectively). For purposes of calculating our pay ratio, compensation of the CEO and our median employee was determined by including employer retirement contributions and the value of certain insurance premiums.

Looking Ahead: Management Changes in Fiscal Year 2024

As noted above, on March 1, 2024, the Company provided Mr. Simões notice of the Company’s decision not to renew the term of Mr. Simões’s employment agreement beyond its expiration of June 5, 2024. In connection with that non-renewal, the Company and Mr. Simões entered into a Transition, Separation, and General Release Agreement on March 15, 2024, providing Mr. Simões with certain payments and benefits in connection with the end of his employment. These include, subject to Mr. Simões’s execution of a release of claims and continued compliance with restrictive covenants contained in his employment agreement with us, (i) a $500,000 lump-sum cash payment, (ii) reimbursement for reasonable moving and relocation expenses in connection with Mr. Simões’s relocation from Houston, Texas, in an amount not to exceed $15,000, and (iii) in accordance with his employment agreement with us, a waiver of the service condition applicable to his FID-based restricted stock awards and cash award, which will remain eligible to vest in accordance with their terms upon the achievement of FID.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan	10,832,050	$4.95	1,793,774	(1)
Magellan Petroleum Corporation 2012 Omnibus Incentive Compensation Plan	49,998	$14.40	—
Magellan Petroleum Corporation 1998 Stock Incentive Plan	—	$—	—
Equity compensation plans not approved by security holders	—	$—	—
Total	10,882,048	$4.99	1,793,774

(1)	In determining the number of securities remaining available for future issuance under the Tellurian 2016 Plan, shares subject to awards of options or stock appreciation rights are counted as 0.4 shares for every share granted, and shares subject to other types of awards are counted as one share for every share granted. The 1,793,774 figure noted in the table above assumes that all future issuances under the Tellurian 2016 Plan are in the form of awards other than options or stock appreciation rights. If all future issuances under the Tellurian 2016 Plan were in the form of awards of options or stock appreciation rights, then there would be 4,484,435 securities remaining available for future issuance under the Tellurian 2016 Plan.

PROPOSAL 3—NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Background

Pursuant to Section 951 of the Dodd–Frank Act, Tellurian stockholders are being asked to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs disclosed in this proxy statement in accordance with SEC rules. This is commonly referred to as a “say-on-pay” vote, as it gives the stockholders the opportunity to communicate to the Compensation Committee and the Board their views on the compensation of the Company’s NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the compensation policies and practices described in this proxy statement.

The “say-on-pay” vote is advisory only and, therefore, is not binding on the Company, the Compensation Committee, or the Board, and will not be construed as overruling a decision by, or creating or implying any fiduciary duty for, the Company, the Compensation Committee, or the Board. Although the vote is non-binding, each of the Compensation Committee, which is responsible generally for designing and administering the Company’s executive compensation program, and the Board values the opinions expressed by stockholders in their vote on this proposal and will review the voting results, seek to determine the reasons for such results, and take such feedback into consideration when making future compensation decisions for the Company’s executive officers.

Our executive compensation program is heavily weighted toward performance and links our executives’ pay to the achievement of the Company’s current and long-term strategic projects, particularly the financing and construction of the Driftwood Project and related pipelines, and continued expansion of the Company’s upstream activities. Please see the “Compensation Discussion and Analysis” section above for detailed information regarding the current compensation program for the Company’s NEOs. We believe that our executive compensation program appropriately incentivizes and rewards our executive team and effectively promotes the interests of both the Company and our stockholders.

Proposed Resolution

In light of the foregoing, the Board recommends that you vote in favor of the following resolution at the Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the Meeting pursuant to the executive compensation disclosure rules of the SEC, which proxy statement includes the compensation tables and the narrative discussion that accompanies the compensation tables.

Vote Required for Approval

Approval of the Say-on-Pay Proposal will require the affirmative vote of the holders of a majority of the votes cast on the matter, assuming that a quorum exists.

If you fail to vote or submit a proxy or fail to instruct your broker to vote or vote to “abstain,” it will have no effect on the outcome of the vote on the Say-on-Pay Proposal, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company recognizes that transactions in which the Company participates and any of the Company’s directors, executive officers or substantial security holders have a direct or indirect material interest can present potential or actual conflicts of interest. The Audit Committee Charter requires the Audit Committee to review and approve any related party transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

Set forth below is a description of all transactions between the Company and such related persons since January 1, 2023 that are required to be disclosed under Item 404 of Regulation S-K.

Tarek Souki Employment Agreement and Compensation Arrangements

Each U.K.-based employee, including Tarek Souki, the Executive Vice President of LNG Marketing and Trading of Tellurian, has an employment agreement with the Company or one of its subsidiaries. Tarek Souki is the son of Charif Souki, our former Executive Chairman. Tarek Souki’s employment agreement (the “T. Souki Employment Agreement”), dated as of August 5, 2016, as amended on February 8, 2017, with Tellurian LNG UK Ltd (“Tellurian UK”), then a wholly owned subsidiary of Tellurian Investments, provides for an annual base salary, an annual target bonus and a stretch target bonus. The T. Souki Employment Agreement is terminable by either party upon six months’ written notice and by Tellurian UK for “Cause” (as defined in the T. Souki Employment Agreement). The T. Souki Employment Agreement does not have a fixed term and is continuously subject to termination under the terms of the agreement.

On January 6, 2022, Tarek Souki was made eligible to participate in our Incentive Compensation Program, which we refer to as the ICP, starting in fiscal year 2021. Please see “Compensation Discussion and Analysis—Components of Pay and 2023 Compensation Decisions—Incentive Compensation Program” above, for a description of the ICP. In connection with him being made eligible to participate in the ICP, the annual target bonus and stretch target bonus amounts pursuant to the T. Souki Employment Agreement were replaced with target and maximum awards with respect to short-term and long-term awards under the ICP. The target and maximum ICP short-term and long-term compensation for Tarek Souki under the ICP are as follows:

Target Short-term Compensation (As a Percentage of Base Salary)	Maximum Short- term Compensation (As a Percentage of Base Salary)	Target Long-term Compensation (As a Percentage of Base Salary)	Maximum Long-term Compensation (As a Percentage of Base Salary)

100%	175%	300%	600%

Mr. Souki received both short-term and long-term ICP awards for fiscal years 2021 and 2022. As prescribed by the vesting and payout schedule of those ICP awards, Tarek Souki received payments totaling $1,154,367 in 2023 and is entitled to additional payments of $295,940 in 2024 and an unknown amount (estimated at approximately $118,945) in 2025, contingent upon his continued provision of services through each vesting date.

On January 25, 2023, the Compensation Committee approved, effective as of January 1, 2023, a fiscal year 2023 base salary increase of £20,001 from £400,016 to £420,017 for Tarek Souki.

As of December 31, 2023, Tarek Souki held the following equity awards: (i) 650,000 shares of Tellurian restricted stock that vest upon FID and (ii) restricted stock units covering 500,000 shares of Tellurian common stock that vest one-third upon FID and one-third upon the two anniversaries following

FID, generally subject in the case of each award to his continued employment through the relevant vesting dates.

Sponsorship Agreements with Energy Dialogues, Inc.

During the fiscal year ended December 31, 2023 and in the interim period since the end of the fiscal year ended December 31, 2023, the Company and its subsidiaries incurred approximately $62,500 and $0, respectively, in sponsorship, corporate membership, and related fees to Energy Dialogues, Inc. (formerly Energy Dialogues LLC) (“Energy Dialogues”) for certain conferences and forums for energy and gas industry participants. Although the aggregate fees to Energy Dialogues have not exceeded $120,000 in any one fiscal year or in any series of related transactions, the fees incurred by the Company and its subsidiaries have totaled $254,650 since January 1, 2017. Monika Simões, the wife of the Company’s CEO Octávio Simões, is the sole shareholder and the President of Energy Dialogues.

Independent Contractor Agreement with Martin Houston

On April 4, 2022, the Company entered into an independent contractor agreement with Martin Houston (the “Independent Contractor Agreement”). Pursuant to the Independent Contractor Agreement, Mr. Houston coordinates with the Company’s CEO to provide the following services to the Company: (i) serve as the Company’s global ambassador and represent the Company at various conferences, speaking engagements, multimedia events, and high-level meetings with senior commercial principals and government officials; (ii) organize and manage a Tellurian advisory board of senior individuals in the energy industry and other relevant sectors and to meet from time to time to discuss macroeconomic matters and informally report out on various elements of the Company’s overall strategy; (iii) maintain an active professional network for the benefit of the Company, which may include introductions to and the formulation and maintenance of relationships with key business and commercial personnel, as well as government officials in global markets; (iv) maintain critical relationships with the Company’s key suppliers, market competitors, and sources of financing and liquidity; (v) participate in weekly meetings with the Company’s commercial, strategy, and investor relations groups and the Company’s executive committee; and (vi) provide such other services as may be requested. In exchange for the services to be provided by Mr. Houston under the Independent Contractor Agreement, he receives (i) cash compensation of $50,000 per calendar month (the “Cash Fees”); (ii) reimbursement of business expenses incurred by Mr. Houston in carrying out his duties and responsibilities under the Independent Contractor Agreement, subject to certain conditions; and (iii) reimbursement of insurance premiums for non-Company-sponsored health insurance policies purchased by Mr. Houston, subject to certain limitations and conditions. The term of the Independent Contractor Agreement commenced on January 1, 2022 and was set to expire on the earlier of (i) the termination of Mr. Houston as Vice Chairman of the Board and (ii) December 31, 2022 (the “Termination Date”), unless terminated earlier in accordance with the terms of the Independent Contractor Agreement (the “Term”). On December 14, 2022, the Company entered into an amendment to the Independent Contractor Agreement that (i) extended the Termination Date from December 31, 2022 to December 31, 2023 and (ii) increased the Cash Fees from $50,000 per calendar month to $55,000 per calendar month beginning on January 1, 2023.

On February 16, 2024, the Company entered into a second amendment to the Independent Contractor Agreement that, among other things, (i) extended the Termination Date from December 31, 2023 to December 31, 2024, (ii) increased the Cash Fees from $55,000 per calendar month to $66,666.67 per calendar month beginning on January 1, 2024, (iii) increased the maximum reimbursement amount for Mr. Houston’s health insurance premiums from $25,000 per year to $40,000 per year, (iv) increased the payment amount to which Mr. Houston is entitled from three calendar months of Cash Fees to the unpaid Cash Fees for the remainder of the Term in the event that the Independent Contractor Agreement is terminated by the Company without “Cause” (as defined in the Independent Contractor Agreement),

(v) removed the provision providing that Mr. Houston is entitled to the unpaid Cash Fees for the remainder of the Term in the event that the Independent Contractor Agreement is terminated by the Company without “Cause” following a “Change of Control” (as defined in the Independent Contractor Agreement), (vi) replaced each reference to “Vice Chairman” in the Independent Contractor Agreement with “Chairman,” and (vii) requires Mr. Houston to provide input on the strategic direction of the Company and meet with prospective equity investors and other potential transaction counterparties. Any further extension of the Term of the Independent Contractor Agreement will be subject to the mutual written agreement of the parties.

In the event that the Independent Contractor Agreement is terminated by the Company without “Cause” (as defined in the Independent Contractor Agreement), Mr. Houston is entitled to the unpaid Cash Fees for the remainder of the Term. In the event that the Independent Contractor Agreement is terminated by the Company due to Mr. Houston’s material breach of the agreement, Mr. Houston’s right to any unpaid portion of the Cash Fees is forfeited. In the event that the Independent Contractor Agreement is terminated by Mr. Houston due to the Company’s material breach of the agreement, Mr. Houston is entitled to the Cash Fees for the remainder of the Term (to the extent unpaid). In the event that the Independent Contractor Agreement is terminated due to Mr. Houston’s death or “Disability” (as defined in the Independent Contractor Agreement), Mr. Houston or his estate is eligible to receive a pro-rated portion of the Cash Fees through the time of such occurrence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the number of shares of Tellurian common stock owned beneficially by each director and NEO of the Company as of April 22, 2024 (unless another date is specified by footnote below), and by all current directors and executive officers of Tellurian as a group:

	Amount and Nature of Beneficial Ownership *
Name of Individual or Group (a)	Shares		Percent of Class (b)

Martin J. Houston, Executive Chairman	17,157,397	(c)	2.1%
Diana Derycz-Kessler, Director	2,335,248	(d)	**
Octávio M.C. Simões, Senior Commercial Advisor and Former President and CEO	2,206,678	(e)	**
Charif Souki, Former Executive Chairman	1,659,639	(f)	**
Daniel A. Belhumeur, President	1,414,742	(g)	**
Jean P. Abiteboul, Director	1,164,636		**
Khaled A. Sharafeldin, CAO	827,883	(h)	**
Jonathan S. Gross, Director	609,559	(i)	**
Dillon J. Ferguson, Director	439,281		**
Don A. Turkleson, Director	421,035		**
Simon G. Oxley, CFO	344,634	(j)	**
L. Kian Granmayeh, Former CFO	7,561	(k)	**
Samik Mukherjee , President, Tellurian Investments	0	(l)	**
Current directors and executive officers as a group (a total of 10 persons)	24,714,415		3.0%

*	Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days of April 22, 2024, including through the exercise of any option, warrant, or right. For each individual or entity that holds options, warrants or rights to acquire shares, the shares of Tellurian common stock underlying those securities are treated as owned by that holder and as outstanding shares when that holder’s percentage ownership of Tellurian common stock is calculated. That Tellurian common stock is not treated as outstanding when the percentage ownership of any other holder is calculated.

**	The percent of class owned is less than 1%.

(a)	Except as otherwise indicated below, the address and telephone number of each of these persons is c/o Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 and (832) 320-9548, respectively.

(b)	Based on a total of 833,208,186 shares of Tellurian common stock outstanding as of April 22, 2024.

(c)	Includes (i) 650,000 shares of Tellurian common stock held by T.B.D. MH Family Trust LLC, of which Mr. Houston is the sole member and has sole voting and dispositive power and (ii) 2,300,000 shares of Tellurian common stock owned by Mr. Houston’s wife for which Mr. Houston has shared voting and dispositive power.

(d)	Includes 2,050,000 shares of Tellurian common stock held by Bristol Investment Fund, Ltd., a Cayman Islands company (“BIF”) that is affiliated with Ms. Derycz-Kessler and her spouse. The spouse of Ms. Derycz-Kessler has sole voting and dispositive power over the shares of Tellurian common stock held by BIF.

(e)	This information is based on a Form 4 filed with the SEC by Mr. Simões on April 1, 2021. Includes (i) 666,666 shares of restricted common stock that vest upon each of FID and the one-year anniversary of FID and (ii) 666,668 shares of restricted common stock that vest on the two-year anniversary of FID.

(f)	This information is based on a Form 4 filed with the SEC by Mr. Souki on April 6, 2023.

(g)	Includes (i) 1,170,000 shares of restricted common stock that vest upon FID and (ii) 80,000 shares subject to options exercisable within 60 days of April 22, 2024.

(h)	Includes (i) 526,500 shares of restricted common stock that vest upon FID and (ii) 58,000 shares subject to options exercisable within 60 days of April 22, 2024.

(i)	Includes 460,000 shares of Tellurian common stock held by the Gross Family Trust. Mr. Gross is the trustee of the Gross Family Trust and thus has sole dispositive power over the 460,000 shares of Tellurian common stock held by the Gross Family Trust.

(j)	Excludes (i) 66,666 RSUs that vest upon FID, (ii) 66,667 RSUs that vest on the one-year anniversary of FID, and (iii) 66,667 RSUs that vest on the two-year anniversary of FID because none of such RSUs are convertible into shares of Tellurian common stock within 60 days of April 22, 2024.

(k)	This information is based on a Form 5 filed with the SEC by Mr. Granmayeh on February 11, 2022.

(l)	Excludes (i) 166,666 RSUs that vest upon FID, (ii) 166,667 RSUs that vest on the one-year anniversary of FID, and (iii) 166,667 RSUs that vest on the two-year anniversary of FID because none of such RSUs are convertible into shares of Tellurian common stock within 60 days of April 22, 2024.

Holders of More Than 5% of Tellurian Common Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Tellurian common stock as of April 22, 2024.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

Chatterjee Fund Management, L.P. and Pernendu Chatterjee 888 Seventh Avenue, 37th Floor New York, NY 10106	47,661,082	(b)	5.7%
State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, Massachusetts 02114	46,649,390	(c)	5.6%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	44,634,754	(d)	5.4%

(a)	Based on a total of 833,208,186 shares of Tellurian common stock outstanding as of April 22, 2024.

(b)	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2024 by Chatterjee Fund Management, L.P. and Purnendu Chatterjee, which together have shared voting and dispositive power over the shares listed.

(c)	This information is based on a Schedule 13G/A filed with the SEC on January 25, 2024 by State Street Corporation and SSGA Funds Management, Inc., the former of which has shared voting and dispositive power over the shares listed.

(d)	This information is based on a Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc., which has sole dispositive power over the shares listed.

Holders of More Than 5% of Tellurian Preferred Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Preferred Stock as of April 22, 2024.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

BDC Oil and Gas Holdings, LLC 12011 Sunset Hills Road Reston, Virginia 20190	6,123,782	(b)	100.0%

(a)	Based on a total of 6,123,782 shares of Preferred Stock outstanding as of April 22, 2024.

(b)	On March 21, 2018, Tellurian entered into a preferred stock purchase agreement with BDC Oil and Gas Holdings, LLC (“Bechtel Holdings”), a Delaware limited liability company and an affiliate of Bechtel, pursuant to which Bechtel Holdings purchased, and Tellurian sold and issued to Bechtel Holdings, 6,123,782 shares of Preferred Stock. In exchange for the Preferred Stock, Bechtel agreed to discharge $50 million in liabilities associated with detailed engineering services for the Driftwood Project.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on copies of forms received by it, or written representations from certain reporting persons that no such filings were required for those persons, or other information of which the Company is aware, the Company believes that, during 2023, its executive officers, directors, and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

FUTURE STOCKHOLDER PROPOSALS

If a stockholder wishes to have a proposal included in the notice of annual meeting of stockholders and related proxy statement for the Company’s 2025 annual meeting of stockholders, the stockholder must follow the procedures set forth in Rule 14a-8 under the Exchange Act and submit the proposal to the Company no later than December 26, 2024. The fact that a stockholder proposal is received in a timely manner does not ensure its inclusion in the proxy materials since such proposal must satisfy all requirements in the proxy rules relating to such inclusion.

If a stockholder wishes to present a proposal or nominate a candidate for director at the Company’s 2025 annual meeting of stockholders and the proposal or nomination is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder must give advance notice to the Company within the time periods set forth in the Company’s bylaws and must comply with the other requirements set forth in the bylaws. Subject to certain exceptions, to be timely under the bylaws, a proposal must be received no fewer than 90, and no more than 120, days prior to the first anniversary of the prior year’s annual meeting of stockholders, or, in the case of the 2025 annual meeting of stockholders, between February 5, 2025 and March 7, 2025.

All stockholder proposals should be submitted to the Company’s Corporate Secretary at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

OTHER BUSINESS

Tellurian knows of no other matters to be presented at the Meeting. If any other matter properly comes before the Meeting, the appointed proxies will vote the proxies in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once a stockholder has received notice from his or her broker that it will be householding materials, householding will continue until the stockholder is notified otherwise or revokes consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the stockholder should notify his or her broker. If a stockholder would like to receive a separate copy of this proxy statement or accompanying notice of annual meeting of stockholders or Annual Report on Form 10-K for the fiscal year ended December 31, 2023, he or she should contact the Company by writing to the Corporate Secretary, Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

WHERE YOU CAN FIND MORE INFORMATION

Tellurian files annual, quarterly and current reports, proxy statements and other information with the SEC. Tellurian’s SEC filings are available to the public from commercial document-retrieval services and free of charge from the SEC’s website at http://www.sec.gov and at Tellurian’s website at http://www.tellurianinc.com. Tellurian also makes available free of charge any of its SEC filings by mail. For a mailed copy of a report, please contact Tellurian Inc., Investor Relations, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

By Order of the Board of Directors,

Meredith S. Mouer, General Counsel and Corporate Secretary
April 25, 2024

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V42703-P11189 Nominees 2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024. 3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. In their discretion, the proxies are authorized to vote on such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof. Please indicate if you plan to attend this meeting 1. To elect the two nominees as members of the Board of Directors of the Company, each to hold office for a three-year term expiring at the 2027 annual meeting of stockholders. TELLURIAN INC. The Board of Directors recommends you vote FOR the following: TELLURIAN INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No 1b. Jonathan S. Gross 1a. Martin J. Houston ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain ! ! ! ! ! VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com V42704-P11189 TELLURIAN INC. Annual Meeting of Stockholders Wednesday, June 5, 2024 at 8:30 a.m. Central Daylight Time This proxy is solicited by or on behalf of the Board of Directors The undersigned stockholder(s) hereby appoint(s) Daniel A. Belhumeur and Meredith S. Mouer, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common and/or preferred stock that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. CDT on Wednesday, June 5, 2024, at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side